Exhibit (a)-(16)

     SUPPLEMENT DATED MAY 2, 2013
(To Proxy Statement of 3SBio Inc. dated March 25, 2013)

DATE OF RECONVENED EXTRAORDINARY GENERAL MEETING: May 24, 2013

Amendment to Agreement and Plan of Merger – Your Vote is Very Important

Dear Shareholder:

     On or about March 25, 2013, we mailed to you a proxy statement dated March 25, 2013 (the “definitive proxy statement”) relating to an extraordinary general meeting of shareholders of 3SBio Inc. (the “Company”) originally scheduled to be held on April 25, 2013 to consider and vote upon a proposal to approve and adopt the agreement and plan of merger dated as of February 8, 2013 (the “original merger agreement”) among the Company, Decade Sunshine Limited (“Parent”) and Decade Sunshine Merger Sub (“Merger Sub”), and the transactions contemplated thereby, including the merger described below .

     As announced by the Company, on April 24, 2013, the parties to the original merger agreement executed an amendment to such merger agreement (the “merger agreement amendment”, and the original merger agreement as so amended, the “amended merger agreement”) to increase the merger consideration payable to holders of our ordinary shares, par value $0.0001 per share (the “Shares”), and holders of our American depositary shares (the “ADSs”), each representing seven Shares, from $2.20 per Share, or $15.40 per ADS, to $2.3857 per Share, or $16.70 per ADS (in the case of ADSs, less $0.05 per ADS cancellation fees), in each case, in cash without interest and net of any applicable withholding taxes. The originally scheduled extraordinary general meeting of the shareholders was held on April 25, 2013, but for the sole purpose of adjourning it in order to provide the shareholders and ADS holders of the Company with additional time to consider the proposed merger to be effectuated by the amended merger agreement, including the increase in the merger consideration, and for the preparation and dissemination of this supplement to the definitive proxy statement. The adjourned extraordinary general meeting will be held on May 24, 2013, at 10:00 a.m. (Beijing time), at our executive office, 15/A-D, Huaxin International Tower, No. 219, Qingnian Ave., Shenhe District, Shenyang 110016, People’s Republic of China, to consider and vote upon a proposal to approve the amended merger agreement, and the transactions contemplated thereby, including the merger.

________________________________________________________

      Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this Supplement. Any representation to the contrary is a criminal offense.

________________________________________________________

     The merger is a going private transaction with the Consortium. Once the amended merger agreement is approved by the requisite percentage of the shareholders of the Company and the other closing conditions under the amended merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. If the merger is completed, the Company will continue its operations as a privately held company owned directly by Parent and beneficially by the Consortium. The Consortium consists of CPEChina Fund, L.P., a Cayman Islands exempted limited partnership (“CITIC PE”), and the Rollover Shareholders. The Rollover Shareholders consist of certain directors and officers of the Company, including Dr. Jing Lou, our chairman and chief executive officer (“Dr. Lou”), Dan Lou, Bin Huang, Dongmei Su, Ke Li, Bo Tan, Deyu Kong, Fei You, Yongfu Chen, Jiaoe Zhang, Ming Hu, Thomas Folinsbee, Hui Dang, Qingjie Zhang and Zhonghua Zhang. The Rollover Shareholders, together with Parent, Merger Sub and Century Sunshine Limited, a Cayman Islands company formed for purposes of owning Parent and arranging the financing of the merger (“Holdco”), are collectively referred to herein as the “Buyer Group.” As a result of the merger, the ADSs will no longer be listed on NASDAQ, and the Company will cease to be a publicly traded company. If the merger is completed, each outstanding Share, including Shares represented by ADSs, other than (a) Shares and ADSs beneficially owned by (i) Parent or Merger Sub, (ii) any member of the Consortium, including, without limitation, each Company RS and Company RSU that are listed in Schedule A to a rollover agreement entered into by the Rollover Shareholders, Parent and Holdco, pursuant to which each such Company RS and Company RSU, together with the Shares and ADSs beneficially owned by the Rollover Shareholders, will be cancelled for nil consideration ((i) and (ii) collectively, the “Consortium Shares”) or (iii) the Company or any direct or indirect wholly owned subsidiary of the Company and (b) any Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Cayman Islands Companies Law (2012 revision) (as amended) (the “Cayman Islands Companies Law”) (the “Dissenting Shares,” together with the Shares and ADSs described under (a), the “Excluded Shares”), will be cancelled in exchange for the right to receive $2.3857 per Share, or $16.70 per ADS, in each case, in cash without interest and net of any applicable withholding taxes. The Excluded Shares other than Dissenting Shares will be automatically cancelled for no consideration. The Dissenting Shares will be cancelled for their appraised or other agreed value as described in more detail below.

     An independent committee of the board of directors of the Company (the “independent committee”), composed solely of directors unrelated to management of the Company or the Consortium, reviewed and considered the terms and conditions of the amended merger agreement and the transactions contemplated thereby, including the merger. The independent committee unanimously determined that (a) the amended merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its unaffiliated shareholders and unaffiliated ADS holders and (b) recommended that the board of directors of the Company approve the amended merger agreement and the transactions contemplated thereby, including the merger.

     The board of directors of the Company, after carefully considering all relevant factors, including the unanimous determination and recommendation of the independent committee, unanimously (a) determined that the merger, on the terms and subject to the conditions set forth in the amended merger agreement, is fair (both substantively and procedurally) to, and is in the best interests of, the Company and its unaffiliated shareholders and unaffiliated ADS holders, and declared it advisable to enter into the amended merger agreement, (b) approved the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger and (c) recommended that the Company’s shareholders and ADS holders vote (i) FOR the proposal to approve the amended merger agreement and the transactions contemplated thereby, including the merger, (ii) FOR the proposal to authorize the directors of the Company to do all things necessary to give effect to the amended merger agreement, and (iii) FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone such meeting in order to allow the Company to solicit additional proxies in favor of the approval of the merger and the approval of the amended merger agreement in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at such meeting.

     The record dates for the extraordinary general meeting have not changed. You are entitled to vote at the extraordinary general meeting if you had Shares registered in your name at the close of business in the Cayman Islands on April 12, 2013, or if you were a holder of record of ADSs at the close of business in New York City on March 25, 2013, the Share record date and the ADS record date, respectively. If you have Shares registered in your name on the Share record date, the deadline to lodge your proxy card is May 22, 2013 at 10:00 a.m. (Beijing time). If you own ADSs, you cannot vote at the extraordinary general meeting directly, but you may instruct JPMorgan Chase Bank, N.A. (the “ADS depositary”) (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 2:00 p.m., New York City time, on May 21, 2013, in order to ensure your Shares are properly voted at the extraordinary general meeting. If you fail to complete and return your ADS Voting Instruction Card to the ADS depositary in accordance with the instructions set forth on the ADS Voting Instruction Card, or fail to timely deliver specific voting instructions to the ADS depositary, the Shares underlying your ADSs will not be voted by the ADS depositary, nor will they be counted as present for the purpose of determining whether a quorum is present. Alternatively, you may vote at the extraordinary general meeting if you have cancelled your ADSs before the close of business in New York City on April 5, 2013 and become a registered holder of Shares by the close of business in the Cayman Islands on April 12, 2013, the Share record date, and you certify to the Company at the extraordinary general meeting that you have not given, and will not give, directly or indirectly, voting instructions as to the ADSs (or, alternatively, that you will not vote the Shares).

     As of the Share record date, the Rollover Shareholders collectively beneficially owned in the aggregate (a) 22,029,824 Shares and (b) voting restricted shares of the Company issued pursuant to the Company’s option plans (collectively the “Company RSs” and each a “Company RS”) representing 8,965,292 Shares. As of the Share record date, the total Shares and Company RSs beneficially owned by the Rollover Shareholders represented 18.78% of the total outstanding Shares and Shares represented by Company RSs. In addition, as of the date of this Supplement, the Rollover Shareholders collectively beneficially owned in the aggregate (a) options granted pursuant to the Company’s option plans (collectively the “Company Options” and each a “Company Option”) to purchase 232,869 Shares, and (b) nonvoting restricted share units of the Company granted pursuant to the Company’s option plans (collectively the “Company RSUs” and each a “Company RSU”) representing 931,875 Shares.

     Regardless of the number of Shares you own, your vote is very important. For your convenience, we have enclosed a proxy card with this Supplement. Please complete and return the enclosed new proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. If you have submitted a proxy card in connection with the original merger agreement, which proxy has not been revoked, your vote will be counted in the manner specified by you in the previous proxy card and you do not need to vote again unless you want to change your vote. Completing and returning the new proxy card as instructed thereon will automatically revoke any earlier dated proxy card that you submitted in connection with the original merger agreement. If you have previously voted against the proposed merger, we encourage you to reconsider your vote and to vote “FOR” the proposals and to submit a new proxy card.

     If you owned ADSs as of the ADS record date, you cannot vote at the extraordinary general meeting directly. The Company has instructed the ADS depositary to inform registered ADS holders that the ADS holders can download this Supplement and the accompanying notice of extraordinary general meeting and any other applicable materials on our website (www.3Sbio.com). Upon timely receipt of a signed and completed ADS Voting Instruction Card, the ADS depositary will endeavor insofar as practicable and permitted under the provisions of the depositary agreement or the governance documents governing Shares to vote or cause to be voted the Shares represented by the ADSs evidenced by such holder’s American depositary receipts (the “ADRs”) in accordance with such instructions. The ADS depositary will not itself exercise any voting discretion in respect of any Shares. It is important that you complete the new ADS Voting Instruction Card and return it to the ADS depositary in accordance with the instructions set forth thereon as promptly as possible. If you have completed and returned to the ADS depositary an ADS Voting Instruction Card in connection with the original merger agreement, which card has not been revoked, the ADS depositary will vote at the extraordinary general meeting according to those instructions and you do not need to vote again unless you want to change your vote. Completing the new ADS Voting Instruction Card and returning it to the ADS depositary as instructed thereon will automatically revoke any earlier dated ADS Voting Instruction Card that you sent to the ADS depositary.

     Registered shareholders who elect to dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger takes effect, but only if they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex C to the definitive proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the amended merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

     ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS FOR AND ON BEHALF OF THE ADS HOLDER WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST HAVE SURRENDERRED THEIR ADSs TO THE ADS DEPOSITARY, PAID THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDED INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON APRIL 5, 2013, AND HAVE BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON APRIL 12, 2013. IN ADDITION, ADS HOLDERS MUST CERTIFY TO THE COMPANY AT THE EXTRAORDINARY GENERAL MEETING THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, DIRECTLY OR INDIRECTLY, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) IF THEY WISH TO VOTE AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

     If you have any questions or need assistance voting your Shares or completing your ADS Voting Instruction Card, please contact MacKenzie Partners, Inc., the firm assisting us with this proxy solicitation, at +1 (212) 929-5500 (Collect call) or toll free at +1 (800) 322-2885.

    Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

/s/ Tianruo (Robert) Pu	/s/ Dr. Jing Lou
Tianruo (Robert) Pu	Dr. Jing Lou
On behalf of the Independent Committee	Chairman of the Board

     This Supplement is dated May 2, 2013, and is first being mailed to the shareholders on or about May 2, 2013.

     3SBio Inc.
No. 3 A1, Road 10
Shenyang Economy & Technology Development Zone
Shenyang 110027, People’s Republic of China

NOTICE OF RECONVENED EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
To Be Held on May 24, 2013

Dear Shareholder:

     NOTICE IS HEREBY GIVEN that the adjourned extraordinary general meeting of the shareholders of 3SBio Inc. (the “Company”), originally held on April 25, 2013 for the sole purpose of adjourning it in order to provide the shareholders and ADS holders of the Company with additional time to consider the proposed merger to be effectuated by the amended merger agreement, including the increase in the merger consideration, and to review this Supplement, will be held on May 24, 2013 at 10:00 a.m., Beijing time, at our offices located at 15/A-D, Huaxin International Tower, No. 219, Qingnian Ave., Shenhe District, Shenyang 110016, People’s Republic of China.

     Only registered holders of ordinary shares, par value $0.0001 per share, of the Company (the “Shares”) at the close of business in the Cayman Islands on April 12, 2013 or their proxy holders are entitled to vote at this reconvened extraordinary general meeting (the “extraordinary general meeting”) or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

     • as special resolutions:

     THAT the agreement and plan of merger dated February 8, 2013, among Decade Sunshine Limited (“Parent”), Decade Sunshine Merger Sub (“Merger Sub”) and the Company (the “original merger agreement”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of April 24, 2013, among Parent, Merger Sub and the Company (the “merger agreement amendment”, and the original merger agreement as so amended, the “amended merger agreement”), and the transactions contemplated by the amended merger agreement, including the merger, be and are hereby authorized and approved;

     THAT the directors of the Company be, and are hereby, authorized to do all things necessary to give effect to the amended merger agreement; and, if necessary

     • as an ordinary resolution:

     THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone such meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient votes at the time of the extraordinary general meeting to pass the special resolutions to be proposed at such meeting.

     After careful consideration and upon the unanimous recommendation of the independent committee of the board of directors of the Company composed solely of directors unrelated to any of the management members of the Company or any member of the Consortium, the Company’s board of directors approved the amended merger agreement and recommends that you vote FOR the proposal to approve the amended merger agreement and the transactions contemplated thereby, including the merger, FOR the proposal to authorize the directors of the Company to do all things necessary to give effect to the amended merger agreement, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone such meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at such meeting.

     The Rollover Shareholders have agreed to vote (or cause to be voted) all Shares and Company RSs that they owned, representing an aggregate of approximately 18.78% of the total outstanding Shares and Shares represented by Company RSs as of April 12, 2013, in favor of the approval of the amended merger agreement and the approval of the transactions contemplated thereby, including the merger.

     If you owned our Shares as of the Share record date, and if you have not submitted a proxy card in connection with the original merger agreement, we urge you to complete and return the enclosed new proxy card in accordance with the instructions set forth thereon. If you have submitted a proxy card in connection with the original merger agreement, which proxy has not been revoked, your vote will be counted in the manner specified by you in the previous proxy card and you do not need to vote again unless you want to change your vote. Completing and returning the new proxy card as instructed thereon will automatically revoke any earlier dated proxy card that you submitted in connection with the original merger agreement. If you have previously voted against the proposed merger, we encourage you to reconsider your vote and to vote “FOR” the proposals and to submit a new proxy card.

     If you owned our ADSs as of the ADS record date, it is important that you complete the new ADS Voting Instruction Card and return it to the ADS depositary in accordance with the instructions set forth thereon as promptly as possible. If you have completed and returned to the ADS depositary an ADS Voting Instruction Card in connection with the original merger agreement, which card has not been revoked, the ADS depositary will vote at the extraordinary general meeting according to those instructions and you do not need to vote again unless you want to change your vote. Completing the new ADS Voting Instruction Card and returning it to the ADS depositary as instructed thereon will automatically revoke any earlier dated ADS Voting Instruction Card that you sent to the ADS depositary.

     If you have any questions or need assistance voting your Shares or completing your ADS Voting Instruction Card, please contact MacKenzie Partners, Inc., the firm assisting us with this proxy solicitation, at +1 (212) 929-5500 (Collect call) or toll free at +1 (800) 322-2885.

By Order of the Board of Directors,

/s/ Dr. Jing Lou
Dr. Jing Lou
Chairman of the Board of Directors
May 2, 2013

TABLE OF CONTENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-8
INTRODUCTION	S-10
UPDATE TO SUMMARY TERM SHEET	S-11
UPDATE TO QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER	S-15
UPDATE TO SPECIAL FACTORS	S-18
MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS	S-35
UPDATE TO THE EXTRAORDINARY GENERAL MEETING	S-36
SUMMARY OF THE MERGER AGREEMENT AMENDMENT	S-41
DISSENTERS’ RIGHTS	S-42
UPDATE TO FINANCIAL INFORMATION	S-43
UPDATE TO TRANSACTIONS IN THE SHARES AND ADS	S-46
UPDATE TO SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY	S-47
WHERE YOU CAN FIND MORE INFORMATION	S-49
ANNEX S-A: Amendment No. 1 to the Agreement and Plan of Merger	S-A-1
ANNEX S-B: Opinion, dated April 24, 2013, of Jefferies International Limited to the Independent Committee	S-B-1
ANNEX S-C: FORM OF PROXY CARD	S-C-1
ANNEX S-D: FORM OF ADS VOTING INSTRUCTION CARD	S-D-1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in this supplement (this “Supplement”) to the definitive proxy statement previously mailed to you on or about March 25, 2013 (the “definitive proxy statement”), the documents attached hereto and the documents incorporated by reference in this Supplement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the proposed merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this Supplement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

     The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

  the satisfaction of the conditions to consummation of the merger, including the approval of the amended merger agreement by our shareholders;

  the occurrence of any event, change or other circumstance that could give rise to the termination of the amended merger agreement;

  the cash position of the Company and its subsidiaries at the effective time of the merger;

  debt financing may not be funded at the effective time of the merger because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being completed promptly or at all;

  the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

  the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our ADSs;

  the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the amended merger agreement;

  diversion of our management’s attention from our ongoing business operations;

  the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

  the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger; and

  other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2012 filed on April 30, 2013. Please see “Where You Can Find More Information” beginning on page S-49 for additional information.

     Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this Supplement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

INTRODUCTION

     This Supplement is being sent to you because we have amended the agreement and plan of merger dated as of February 8, 2013, by and among (a) 3SBio Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), the issuer of the ordinary shares, par value $0.0001 per share (each, a “Share” and collectively, the “Shares”), including the Shares represented by the American Depositary Shares (“ADSs”), each ADS representing seven Shares, that is subject to the transaction pursuant to Rule 13e-3 under the Exchange Act, (b) Decade Sunshine Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and (c) Decade Sunshine Merger Sub, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”). This Supplement provides information about the amended transaction and updates the definitive proxy statement dated March 25, 2013 that was previously sent to you. The information provided in the definitive proxy statement continues to apply, except as described in this Supplement. To the extent information in this Supplement differs from, updates or conflicts with information contained in the definitive proxy statement, the information in this Supplement is the more current information. If you need another copy of the definitive proxy statement or this Supplement, you may obtain it free of charge from the Company by going to the “Investor” section of our website at http://www.3sbio.com/en. The definitive proxy statement and this Supplement may also be found on the Internet at http://www.sec.gov. See “Where you Can Find More Information” beginning on page S-49.

UPDATE TO SUMMARY TERM SHEET

     This “Update to Summary Term Sheet,” together with the “Update to Questions and Answers About the Extraordinary General Meeting and the Merger” contained in this Supplement highlights important information about the proposed merger discussed in more detail elsewhere in this Supplement and in the definitive proxy statement. However, it may not contain all of the information that may be important to your consideration of the proposed merger. You should carefully read this Supplement together with the definitive proxy statement previously mailed to shareholders, including the merger agreement amendment which is attached to this Supplement as Annex S-A, the other annexes hereto and thereto, and the other documents to which this Supplement and the definitive proxy statement refer for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this Supplement and the definitive proxy statement incorporate by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this Supplement and the definitive proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page S-49. In this Supplement, the terms “we,” “us,” “our,” and the “Company” refer to 3SBio Inc. and its subsidiaries. The term “Parent” refers to Decade Sunshine Limited. The term “Merger Sub” refers to Decade Sunshine Merger Sub. The term “amended merger agreement” refers to the agreement and plan of merger dated as of February 8, 2013, by and among the Company, Parent and Merger Sub, as amended by the amendment described in this Supplement and attached hereto as Annex S-A. The amended merger agreement is the legal document that governs the merger. All references to “dollars” and “$” in this Supplement are to United States dollars.

Amendment to the Original Merger Agreement (Increase of Merger Consideration)

     On April 24, 2013, we, Parent and Merger Sub amended the original merger agreement to increase the merger consideration payable to our shareholders and ADS holders if the merger is completed to $2.3857 in cash per Share or $16.70 in cash per ADS (less $0.05 per ADS cancellation fees), in each case without interest and net of any applicable withholding taxes, from $2.20 in cash per Share or $15.40 in cash per ADS (less $0.05 per ADS cancellation fees). Please see “Summary of the Merger Agreement Amendment” beginning on page S-41.

Record Date and Voting Information

     The record dates for the extraordinary general meeting have not changed. You are entitled to vote at the extraordinary general meeting if you had Shares registered in your name at the close of business in the Cayman Islands on April 12, 2013, or if you were a holder of record of ADSs at the close of business in New York City on March 25, 2013, the Share record date and the ADS record date, respectively. If you had Shares registered in your name on the Share record date, the deadline to lodge your proxy card is May 22, 2013 at 10:00 a.m. (Beijing time). If you owned ADSs as of the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct JPMorgan Chase Bank, N.A. (the “ADS depositary”) (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 2:00 p.m., New York City time, on May 21, 2013, in order to ensure your Shares are properly voted at the extraordinary general meeting. If you fail to complete and return your ADS Voting Instruction Card to the ADS depositary in accordance with the instructions set forth thereon, or fail to timely deliver specific voting instructions to the ADS depositary, the Shares underlying your ADSs will not be voted by the ADS depositary, nor will they be counted as present for the purpose of determining whether a quorum is present. Alternatively, you may vote at the extraordinary general meeting if you have cancelled your ADSs before the close of business in New York City on April 5, 2013 and become a registered holder of Shares by the close of business in the Cayman Islands on April 12, 2013, the Share record date, and you will certify to the Company at the extraordinary general meeting that you have not given, and will not give, directly or indirectly, voting instructions as to the ADSs (or, alternatively, that you will not vote the Shares).

     Regardless of the number of Shares you own, your vote is very important. For your convenience, we have enclosed a new proxy card with this Supplement. Please complete and return the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. If you have submitted a proxy card in connection with the original merger agreement, which proxy has not been revoked, your vote will be counted in the manner specified by you in the previous proxy card and you do not need to vote again unless you want to change your vote. Completing and returning the new proxy card as instructed thereon will automatically revoke any earlier dated proxy card that you submitted in connection with the original merger agreement. If you have previously voted against the proposed merger, we encourage you to reconsider your vote and to vote “FOR” the proposals and to submit a new proxy card.

     If you owned our ADSs as of the ADS record date, it is important that you complete the new ADS Voting Instruction Card and return it to the ADS depositary in accordance with the instructions set forth thereon as promptly as possible. If you have completed and returned to the ADS depositary an ADS Voting Instruction Card in connection with the original merger agreement, which card has not been revoked, the ADS depositary will vote at the extraordinary general meeting according to those instructions and you do not need to vote again unless you want to change your vote. Completing the new ADS Voting Instruction Card and returning it to the ADS depositary as instructed thereon will automatically revoke any earlier dated ADS Voting Instruction Card that you sent to the ADS depositary.

Recommendations of the Independent Committee and the Board of Directors

     The independent committee unanimously (a) determined that the merger, on the terms and subject to the consideration set forth in the amended merger agreement, is fair to, and is in the best interests of, the Company and its unaffiliated shareholders and unaffiliated ADS holders, (b) declared it advisable to enter into the amended merger agreement, and (c) recommended that our board of directors approve the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger. Based on the unanimous recommendation of the independent committee, our board of directors determined that the merger is fair (both substantively and procedurally) to, and is in the best interests of, the Company and its unaffiliated shareholders and unaffiliated ADS holders, and approved the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDED MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE AMENDED MERGER AGREEMENT, INCLUDING THE MERGER.

     The primary benefits of the merger to the Company’s unaffiliated shareholders and unaffiliated ADS holders include, without limitation, (a) the receipt by such shareholders and ADS holders of $2.3857 per Share, or $16.70 per ADS in cash (in the case of ADSs, less $0.05 per ADS cancellation fees), which will be financed as described under the caption “Special Factors — Financing of the Merger” in the definitive proxy statement and the caption “Update to Special Factors — Financing of the Merger” in this Supplement, representing a premium of approximately 8.4% to the merger consideration under the original merger agreement, approximately 9.9% to the closing price of the ADS on April 19, 2013, the last trading day before the Company’s announcement on April 22, 2013 that it had received a revised proposal from Dr. Lou and CITIC PE, and approximately 44.1% to the closing price of the ADSs on September 11, 2012, the last trading day prior to the Company’s announcement on September 12, 2012 that it had received the original “going private” proposal from Dr. Lou and CITIC PE; and (b) the avoidance of the risks associated with any possible decrease in our future revenues and free cash flow, growth or value following the merger.

     The primary detriments of the merger to the Company’s unaffiliated shareholders and unaffiliated ADS holders include, without limitation, (a) such shareholders and ADS holders will no longer benefit from the possible increase in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and (b) in general, the receipt of cash pursuant to the merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

     The foregoing summary of information and factors considered by the independent committee and our board of directors is not intended to be exhaustive and for a more detailed discussion of the material factors considered by the independent committee and the board of directors in determining to recommend the approval and adoption of the amended merger agreement, see “Update to Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page S-20.

Position of the Buyer Group and CITIC PE as to the Fairness of the Merger

     The Buyer Group and CITIC PE have expressed their belief that the merger on the terms and conditions of the original merger agreement is substantially and procedurally fair to the Company's unaffiliated shareholders and unaffiliated ADS holders as described in “Special Factors – Position of the Buyer Group and CITIC PE as to the Fairness of the Merger" beginning on page 44 of the definitive proxy statement. The merger on the terms and conditions of the amended merger agreement strengthened such belief of the Buyer Group and CITIC PE based on the factors described in “Update to Special Factors— Position of the Buyer Group and CITIC PE as to the Fairness of the Merger” beginning on page S-21.

Purposes and Reasons of the Buyer Group and CITIC PE for the Merger

     The Buyer Group and CITIC PE have expressed their purposes and reasons for the merger as described in “Special Factors –Purposes and Reasons of the Buyer Group and CITIC PE for the Merger” beginning on page 47 of the definitive proxy statement, and such purposes and reasons remain unchanged except as described in the following sentence. With the increase in the merger consideration under the amended merger agreement, for the Buyer Group and CITIC PE, the purpose of the merger is now to enable the Consortium to acquire control of the Company in a transaction in which the unaffiliated shareholders and unaffiliated ADS holders will receive $2.3857 per Share, or $16.70 per ADS (less $0.05 per ADS cancellation fees).

Financing of the Merger

     The Consortium estimates that the total amount of funds required to consummate the merger and related transactions, including payment of merger consideration to unaffiliated shareholders and unaffiliated ADS holders and fees and expenses in connection with the merger, will be approximately $338.3 million, assuming no exercise of dissenters’ rights by any shareholder of the Company. In calculating this amount, the Company and the Consortium did not consider the value of the Consortium Shares that will be cancelled for no consideration pursuant to the amended merger agreement. The Consortium expects to fund the merger through a combination of the following: (a) the proceeds from issuance by Holdco of convertible and exchangeable notes, in an aggregate amount of $154.40 million, to a wholly owned subsidiary of CITIC PE, pursuant to a commitment letter dated as of February 8, 2013 (the “CITIC PE commitment letter”), as amended by the Amendment to Commitment Letter, dated April 24, 2013; (b) senior debt financing of up to $100 million under a debt facility agreement, dated as of February 8, 2013, between, among others, Parent, as borrower, China CITIC Bank International Limited (“CITIC Bank”), as one of the lenders, lead arranger, facility agent and security agent, and each lender from time to time party thereto (the “debt facility agreement”); and (c) cash from the resources of the Company and its subsidiaries in the amount of approximately $83.9 million. Additionally, the Rollover Shareholders will cancel 20,185,915 Shares and 1,413,881 Company RSs and Company RSUs (in the case of Company RSs and Company RSUs, each is denominated in ADSs and represents seven Shares), the equivalent of an investment of approximately $71.77 million based upon the per Share merger consideration of $2.3857 or per ADS merger consideration of $16.70, and subscribe for newly-issued ordinary shares of Holdco. Please see “Update to Special Factors — Financing of the Merger” beginning on page S-30 for additional information.

Share Ownership of Certain Affiliates of the Company and Voting Commitments

     As of April 12, 2013, the Share record date, (a) Dr. Lou, our chairman and chief executive officer, beneficially owned 6,399,589 Shares, or approximately 4.1% of the outstanding Shares; (b) Dan Lou, founder and an advisor to the Company, beneficially owned 9,841,101 Shares, or approximately 6.3% of the outstanding Shares; (c) Bin Huang, a director and vice president of the Company, beneficially owned 1,356,745 Shares, or approximately 0.87% of the outstanding Shares; (d) Dongmei Su, a director and vice president of the Company, beneficially owned 1,160,121 Shares, or approximately 0.74% of the outstanding Shares and (e) the Rollover Shareholders, as a group, beneficially owned 22,029,824 Shares, or approximately 14.11% of the outstanding Shares.

     The Rollover Shareholders have agreed to vote (or cause to be voted) all Shares and Company RSs that they owned, representing an aggregate of approximately 18.78% of the total outstanding Shares and Shares represented by Company RSs as of April 12, 2013, in favor of the approval of the amended merger agreement and the approval of the transactions contemplated thereby, including the merger. Except for certain sections, the voting agreement will terminate on the earliest to occur of: (a) termination of the merger agreement in accordance with its terms, (b) delivery of a written agreement of Parent and the Company (at the direction of the independent committee) to terminate the voting agreement and (c) the effective time of the merger.

Opinion of Jefferies, the Independent Committee’s Financial Advisor

     In connection with the amended merger agreement, the independent committee received an opinion, dated April 24, 2013, from Jefferies, as to the fairness, from a financial point of view and as of such date, of the $2.3857 per Share merger consideration to be received by holders of Shares and the $16.70 per ADS merger consideration to be received by holders of ADSs (in each case other than Parent, Merger Sub and holders of Consortium Shares, and their respective affiliates). For purposes of this opinion, “holders of Consortium Shares” include any security holders of the Company, including Dr. Lou, that enter into a rollover agreement and voting agreement in connection with the merger. The full text of Jefferies’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Jefferies. This opinion is attached as Annex S-B and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of the independent committee (in its capacity as such) in its evaluation of the merger consideration from a financial point of view and did not address any other aspect of the merger. The opinion did not address the relative merits of the transactions contemplated by the amended merger agreement or related documents as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the merger or the terms of the amended merger agreement or any rollover, voting or other documents, agreements or arrangements referred to in the amended merger agreement or entered into in connection with the merger or otherwise. Jefferies’ opinion should not be construed as creating any fiduciary duty on Jefferies’ part to any party and does not constitute a recommendation as to how any security holder should vote or act with respect to the merger or any related matter. Please see “Update to Special Factors— Opinion of Jefferies, the Independent Committee’s Financial Advisor” beginning on page S-24 for additional information.

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

     The following questions and answers address briefly some questions you may have regarding the merger, the amended merger agreement, the extraordinary general meeting, the adjournment and reconvening thereof. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. We urge you to read carefully this entire Supplement, including the annexes, the definitive proxy statement and the other documents referred to in this Supplement and the definitive proxy statement.

Q:	Why are you sending me this Supplement?

A:

We are sending you this Supplement, because on April 24, 2013, the parties to the original merger agreement entered into an amendment to the original merger agreement. This Supplement provides information regarding the amended terms of the proposed merger and updates the definitive proxy statement.

Q:	What is the effect of the merger agreement amendment?

A:

The merger agreement amendment has the effect of increasing the merger consideration to be paid to our shareholders if the merger is completed to $2.3857 in cash per Share, or $16.70 in cash per ADS (less $0.05 per ADS cancellation fees), in each case without interest and net of any applicable withholding taxes, from $2.20 in cash per Share, or $15.40 in cash per ADS (less $0.05 per ADS cancellation fees).

Q:	How is the increase to the merger consideration being financed?

A:	The increase to the merger consideration will be funded by an additional commitment from CITIC PE in the amount of $21.4 million, plus additional Company cash in the amount of $3.9 million.

Q:	Where and when will the extraordinary general meeting be held?

A:

The extraordinary general meeting will be held on May 24, 2013 at 10:00 a.m., Beijing time, at our offices located at 15/A-D, Huaxin International Tower, No. 219, Qingnian Ave., Shenhe District, Shenyang 110016, People’s Republic of China.

Q:	How does the Company’s board of directors recommend I vote on the proposals?

A:	After careful consideration and based upon the unanimous recommendation of the independent committee, our board of directors, by a unanimous vote, recommends that you vote:

•	FOR the proposal to approve the amended merger agreement and the transactions contemplated thereby, including the merger;

•	FOR the proposal to authorize the directors of the Company to do all things necessary to give effect to the amended merger agreement; and

•

FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone such meeting in order to allow the Company to solicit additional proxies in favor of the approval of the merger and the approval of the amended merger agreement in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at such meeting.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

The record dates for the extraordinary general meeting have not changed. You are entitled to vote at the extraordinary general meeting if you had Shares registered in your name at the close of business in the Cayman Islands on April 12, 2013, or if you were a holder of record of ADSs at the close of business in New York City on March 25, 2013, the Share record date and the ADS record date, respectively.

Q:	What vote of our shareholders is required to approve the amended merger agreement?

A:

Approval of the amended merger agreement requires the affirmative vote of shareholders representing two- thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. At the close of business on April 12, 2013 in the Cayman Islands, the Share record date, 165,064,975 Shares were outstanding and entitled to vote at the extraordinary general meeting. Pursuant to the voting agreement, the Rollover Shareholders have agreed to vote (or cause to be voted) all Shares and Company RSs that they owned, representing an aggregate of approximately 18.78% of the total outstanding Shares and Shares represented by Company RSs as of the Share record date, in favor of the proposal to approve the amended merger agreement and the transactions contemplated thereby, including the merger.

Q:	What do I do now?

A:	First, carefully read this Supplement, including the annexes, and the definitive proxy statement, including the annexes.

If you owned our Shares as of the Share record date, please complete and return the enclosed new proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. If you have submitted a proxy card in connection with the original merger agreement. If you have submitted a proxy card in connection with the original merger agreement, which proxy has not been revoked, your vote will be counted in the manner specified by you in the previous proxy card and you do not need to vote again unless you want to change your vote. Completing and returning the new proxy card as instructed thereon will automatically revoke any earlier dated proxy card that you submitted in connection with the original merger agreement. If you have previously voted against the proposed merger, we encourage you to reconsider your vote and to vote “FOR” the proposals and to submit a new proxy card.

If you owned our ADSs as of the ADS record date, it is important that you complete the new ADS Voting Instruction Card and return it to the ADS depositary in accordance with the instructions set forth thereon, as promptly as possible. If you have completed and returned to the ADS depositary an ADS Voting Instruction Card in connection with the original merger agreement, which card has not been revoked, the ADS depositary will vote at the extraordinary general meeting according to those instructions and you do not need to vote again unless you want to change your vote. Completing the new ADS Voting Instruction Card and returning it to the ADS depositary as instructed thereon will automatically revoke any earlier dated ADS Voting Instruction Card that you sent to the ADS depositary.

Q:	May I change my vote?

A:	Yes, registered holders of the Shares may change their vote in one of three ways:

•

first, a registered holder of the Shares may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before such meeting commences. Any written notice revoking a proxy should be sent to us at 3SBio Inc., No. 3 A1, Road 10, Shenyang Economy & Technology Development Zone, Shenyang 110027, People’s Republic of China;

•

second, a registered holder of the Shares may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•

third, a registered holder of the Shares may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of our ADSs that are registered with the ADS depositary may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 2:00 p.m., New York City time on May 21, 2013. A holder of ADSs that is registered with the ADS depositary can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS depositary; and

•	second, a holder of ADSs can complete, date and submit a new ADS Voting Instruction Card to the ADS depositary bearing a later date than the ADS Voting Instruction Card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	Where can I find more information about the Company?

A:	You can find more information about the Company from various sources described under the heading “Where You Can Find More Information” beginning on page S-49.

Q:	Who can help answer my questions?

A:

If you have any questions about the merger or if you need additional copies of this Supplement or the enclosed proxy card or ADS Voting Instruction Card, you should contact MacKenzie Partners, Inc., the firm assisting us with this proxy solicitation, at +1 (212) 929-5500 (Collect call) or toll free at +1 (800) 322-2885.

UPDATE TO SPECIAL FACTORS

Background of the Merger

     The definitive proxy statement describes the background of the merger up to and including February 8, 2013, the execution date of the original merger agreement. The discussion below supplements that description up to and including the date of this Supplement. Events leading to the execution of the amended merger agreement described in the Background of the Merger primarily occurred in China. As a result, China Standard Time is used for all dates and times given.

     On April 8, 2013, OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel D. Isaly, collectively beneficially owning approximately 9.44% of the total outstanding Shares, jointly filed with the SEC a Schedule 13D, stating that they intended at that time to vote against the proposed merger under the original merger agreement and that they may contact other shareholders to discuss their views as to the advisability of the proposed merger at the price of $2.20 per Share, or $15.40 per ADS. They reiterated their intention to vote against the proposed merger under the original merger agreement in their amendments to Schedule 13D filed on April 12, 2013 and April 15, 2013, respectively.

     On April 11, 2013, Glass Lewis & Co, one of the leading independent U.S. proxy advisory firms, recommended that shareholders of the Company vote against the proposed merger under the original merger agreement.

     On April 12, 2013, the Company had discussions with Institutional Shareholder Services Inc. (“ISS”), another leading independent U.S. proxy advisory firm, regarding the proposed merger under the original merger agreement. On the same day, ISS recommended that shareholders of the Company vote against the proposed merger under the original merger agreement.

     During the two weeks beginning April 8, 2013, members of the Company’s board and management each separately held discussions with certain institutional shareholders of the Company regarding the proposed merger under the original merger agreement.

     From April 16 to 20, 2013, MacKenzie Partners, Inc., our proxy solicitor, had been updating the Company and the Consortium that, based on the votes then received to date, it appeared likely that the proposed merger under the original merger agreement would not be approved by the Company’s shareholders.

     Between April 18 and 22, 2013, there were preliminary discussions among the respective advisors of the Consortium and the independent committee regarding the possibility of amending the terms of the proposed merger to increase the merger consideration to address the developments described above.

     On April 22, 2013, the Consortium informed the independent committee that a proposal from Dr. Lou and CITIC PE to increase the merger consideration would be forthcoming. In light of such development, on the same day, the independent committee held a meeting with its legal and financial advisors and discussed potential next steps with respect to any such proposal. The independent committee instructed the Company’s management to update its financial projections for the Company should such proposal be made by Dr. Lou and CITIC PE. These updated financial projections were provided to Jefferies International Limited, the independent committee’s financial advisor (“Jefferies”), and reflected, among other things, management’s updated view on the impact of China’s price regulations on the Company’s products and the competitive environment in which the Company operates its business. Please see “Update to Special Factors—Certain Financial Projections” beginning on page S-22.

     Later on April 22, 2013, Dr. Lou and CITIC PE delivered to the independent committee a written proposal, dated April 22, 2013, to increase the merger consideration from $2.20 per Share, or $15.40 per ADS, to $2.3857 per Share, or 16.70 per ADS (the “Revised Proposal”). The proposed increase in the merger consideration represented an approximately 8.4% premium to the merger consideration under the original merger agreement, 9.9% premium to the closing price of the ADSs on April 19, 2013, and 44.1% premium to the closing price of the ADSs on September 11, 2012, the last trading day prior to the Company’s announcement on September 12, 2012 that it had received the original “going private” proposal from Dr. Lou and CITIC PE. The Revised Proposal also stated that (i) Dr. Lou and CITIC PE were working with their debt financing source and anticipated obtaining their approval for Dr. Lou and CITIC PE’s proposed increase in the merger consideration prior to April 25, 2013, (ii) part of the increased merger consideration would be financed through an increase in the amount of convertible note financing from CITIC PE, (iii) Dr. Lou and CITIC PE would not require any changes to any other terms and conditions of the original merger agreement other than to adjust the amount of available Company cash as of the closing date to be used to finance a portion of the increase in the merger consideration and (iv) if approved by the independent committee, Dr. Lou and CITIC PE expected the Company to enter into an amendment to the original merger agreement and to adjourn the extraordinary general meeting then scheduled to be held at 10:00 a.m. on April 25, 2013 to a later date to provide for sufficient time for the shareholders to consider and vote on the amended merger agreement. The Revised Proposal further indicated that Dr. Lou and CITIC PE had no intention to further revise and negotiate the terms of the proposed transaction. Later that same day, the Company issued a press release regarding its receipt of the Revised Proposal and its intention to adjourn the extraordinary general meeting of the shareholders originally scheduled to be held on April 25, 2013 to allow additional time for the independent committee to consider the Revised Proposal and provide updated information to shareholders regarding the proposed amendment to the merger agreement.

     On April 23, 2013, the Consortium delivered to the independent committee a draft merger agreement amendment to reflect the Revised Proposal, and a draft amendment to the CITIC PE commitment letter. The merger agreement amendment provided that the merger consideration would be increased from $2.20 per Share, or $15.40 per ADS, to $2.3857 per Share, or $16.70 per ADS, as provided in the Revised Proposal. The draft merger agreement amendment also provided that the amount of available Company cash to be used to finance a portion of the merger consideration would be increased from $80 million as specified in the original merger agreement to $83.9 million, and that the aggregate amount of the available Company cash and any Company cash backup financing arranged by Parent that would be required at the closing of the merger as a condition to Parent’s obligation to close the merger would be increased from $79 million as specified in the original merger agreement to $82.9 million. The draft amendment to the CITIC PE commitment letter provided that CITIC PE’s convertible note commitment would be increased from $133 million to $154.4 million to finance a portion of the increase in the merger consideration. On the same day, the Consortium also delivered to the independent committee a draft consent and waiver letter under the debt facility agreement, whereby CITIC Bank, acting for and on behalf of the majority lenders thereunder, would consent to the merger agreement amendment.

     On April 23, 2013, OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel D. Isaly jointly filed an amendment to their Schedule 13D, stating their support of the Revised Proposal and, if the Revised Proposal was approved by the independent committee and the original merger agreement was amended in accordance with the Revised Proposal, their intention to vote in favor of the merger.

     On April 24, 2013, Akin Gump delivered to Cleary the consent and waiver letter under the debt facility agreement executed by CITIC Bank.

     Also on April 24, 2013, the independent committee held a telephonic meeting with its legal and financial advisors to discuss the merger agreement amendment and related matters, including the Consortium’s arrangements to finance the increased merger consideration. At this meeting, Jefferies reviewed with the independent committee its financial analysis of the increased merger consideration and delivered to the independent committee a written opinion dated April 24, 2013 to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations and qualifications described in its opinion, the $2.3857 per Share merger consideration to be received by holders of Shares and the $16.70 per ADS merger consideration to be received by holders of ADS (in each case other than Parent, Merger Sub and holders of Consortium Shares, and their respective affiliates) was fair, from a financial point of view, to such holders. Following discussion, the independent committee unanimously resolved to recommend that our board of directors approve the proposed amended merger agreement and the transactions contemplated thereby, including the merger. The independent committee also approved the planned adjournment of the extraordinary meeting of the shareholders scheduled to be held on April 25, 2013.

     Immediately following the meeting of the independent committee on April 24, 2013, a meeting of our board of directors was held to receive the report from the independent committee and review the merger agreement amendment. Given that Dr. Lou, Mr. Bin Huang and Ms. Dongmei Su, the three non-independent directors of our board, are Rollover Shareholders, they recused themselves from the meeting. Based upon the unanimous recommendation of the independent committee, our board of directors adopted resolutions approving the amended merger agreement and the transactions contemplated thereby, and recommending that the Company’s shareholders vote to approve the amended merger agreement, and the transactions contemplated thereby, including the merger. The board of directors also approved the planned adjournment of the extraordinary meeting of the shareholders scheduled to be held on April 25, 2013 in order to allow additional time for the Company to provide updated information to shareholders and ADS holders regarding the amended merger agreement.

     On April 24, 2013, Parent, Merger Sub and the Company executed the merger agreement amendment and CITIC PE executed the amendment to the CITIC PE commitment letter. On the same day, the Company issued a press release announcing the execution of the merger agreement amendment and reiterated its intention to adjourn the extraordinary general meeting of the shareholders scheduled to be held on April 25, 2013 and reconvene such meeting at a later date to be specified, and furnished the press release and the merger agreement amendment as exhibits to its Current Report on Form 6-K.

     On April 25, 2013, the originally scheduled extraordinary general meeting of the shareholders of the Company was held and adjourned to a later date to be specified.

     On May 2, 2013, the Company issued a press release announcing that the adjourned extraordinary general meeting will be held on May 24, 2013, and furnished the press release as an exhibit to its Current Report on Form 6-K.

Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors

     Our board of directors, acting upon the unanimous recommendation of the independent committee, which independent committee was assisted by our management (other than Dr. Lou) and the independent committee’s legal and financial advisors, evaluated the proposed merger, including the terms and conditions of the amended merger agreement.

     At a meeting on April 24, 2013, the independent committee unanimously recommended that our board of directors adopt resolutions that:

  determine that the merger, on the terms and subject to the conditions set forth in the amended merger agreement, is fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated shareholders and unaffiliated ADS holders, and declare it advisable to enter into the amended merger agreement;

  approve the execution, delivery and performance by the Company of the amended merger agreement and the completion of the transactions contemplated thereby, including the merger; and

  recommend the approval of the amended merger agreement by the holders of the Shares and ADSs.

     On the same day, our board of directors unanimously approved the resolutions recommended by the independent committee.

     In reaching their respective determinations and recommendations, the independent committee and our board of directors re-examined and reconsidered the matters described in “Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 37 of the definitive proxy statement and, in addition, considered the following additional factors and potential benefits of the merger, each of which the independent committee and our board of directors believed supported its decision:

  the increased merger consideration of $2.3857 per Share, or $16.70 per ADS, provides $0.1857 per Share, or $1.3 per ADS, of additional cash value above the previous merger consideration of $2.20 per Share, or $15.40 per ADS, representing an approximately 8.4% premium to such previous merger consideration;

   the current and historical market prices of our ADSs, including the fact that the revised merger consideration offered to our unaffiliated shareholders and unaffiliated ADS holders represents an approximately (i) 44.1% premium to the closing price of our ADSs on September 11, 2012, the last trading day prior to the Company’s announcement on September 12, 2012 that it had received the original “going private” proposal from Dr. Lou and CITIC PE, and (ii) 9.9% premium to the closing price of our ADSs on April 19, 2013, the last trading day before the Company’s announcement on April 22, 2013 that it had received the Revised Proposal from Dr. Lou and CITIC PE;

  since the date of the announcement of the original merger agreement, and as of the date of this Supplement, no other party has approached the independent committee or the Company expressing an interest in pursuing a transaction to acquire the Company, and the independent committee’s and our board of directors’ belief that there was no viable alternative involving a sale transaction to the proposed sale of the Company to the Consortium; and

  the financial analyses of Jefferies and its opinion, which opinion was dated April 24, 2013, to the independent committee as to the fairness, from a financial point of view and as of such date, of the $2.3857 per Share merger consideration to be received by holders of Shares and the $16.70 per ADS merger consideration to be received by holders of ADSs (in each case other than Parent, Merger Sub and holders of Consortium Shares, and their respective affiliates), which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Jefferies as more fully described under the caption “Update to Special Factors — Opinion of Jefferies, the Independent Committee’s Financial Advisor” beginning on page S-24.

     In reaching its determination that the amended merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company and our unaffiliated shareholders and unaffiliated ADS holders and its decision to approve the amended merger agreement and recommend the approval of the amended merger agreement by our shareholders and ADS holders, our board of directors, on behalf of the Company, considered the analysis and recommendation of the independent committee and the factors examined by the independent committee as described in the definitive proxy statement in the caption “Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors,” and as described above, and adopted such recommendations and analysis. For the foregoing reasons, each of the Company and our board of directors believes that the amended merger agreement and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to the Company’s unaffiliated shareholders and unaffiliated ADS holders.

Position of the Buyer Group and CITIC PE as to the Fairness of the Merger

     The Buyer Group and CITIC PE have expressed their belief that the merger on the terms and conditions of the original merger agreement is substantially and procedurally fair to the Company's unaffiliated shareholders and unaffiliated ADS holders as described in “Special Factors – Position of the Buyer Group and CITIC PE as to the Fairness of the Merger" beginning on page 44 of the definitive proxy statement. The merger on the terms and conditions of the amended merger agreement strengthened such belief of the Buyer Group and CITIC PE based on the following factors:

  the current and historical market prices of the Shares, including the fact that the merger consideration of $2.3857 per Share, or $16.70 per ADS, offered to the Company’s unaffiliated shareholders and unaffiliated ADS holders represented a premium of approximately 8.4% over the merger consideration under the original merger agreement, a premium of approximately 9.9% over the closing price of the ADSs on April 19, 2013, the last trading day before Dr. Lou and CITIC PE delivered the Revised Proposal to the independent committee, and a premium of approximately 44.1% over the closing price on September 11, 2012, the last trading day before Dr. Lou and CITIC PE delivered to the Company’s board of directors the original “going private” proposal. The $2.3857 per Share or $16.70 per ADS merger consideration to be paid to the Company’s unaffiliated shareholders and unaffiliated ADS holders also represented an approximately 37.2% premium over the 1-year volume-weighted average closing price of the ADSs prior to the Company’s announcement on September 12, 2012 that it had received the original “going private” proposal from Dr. Lou and CITIC PE;

  the increased merger consideration of $2.3857 per Share, or $16.70 per ADS, providing for $0.1857 per Share, or $1.30 per ADS, of additional cash value above the previous merger consideration of $2.20 per Share, or $15.40 per ADS; and

  the fact that the independent committee’s financial advisor rendered an opinion, dated April 24, 2013, to the independent committee as to the fairness, from a financial point of view, as of such date and based on and subject to the assumptions, considerations, qualifications, and limitations set forth in its written opinion, of the $2.3857 per Share to be received by holders of Shares and $16.70 per ADS to be received by holders of ADSs (in each case other than Parent, Merger Sub and holders of Consortium Shares, and their respective affiliates).

     The Buyer Group and CITIC PE believe these additional factors provide a reasonable basis for their strong belief that the proposed merger on the terms and conditions of the amended merger agreement is both substantively and procedurally fair to the Company’s unaffiliated shareholders and unaffiliated ADS holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group and CITIC PE to any shareholder of the Company as to how such shareholder should vote with respect to the approval of the amended merger agreement. The Buyer Group and CITIC PE attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the unaffiliated shareholders and unaffiliated ADS holders of the Company, and accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such shareholders.

Purposes and Reasons of the Buyer Group and CITIC PE for the Merger

     The Buyer Group and CITIC PE have expressed their purposes and reasons for the merger as described in “Special Factors –Purposes and Reasons of the Buyer Group and CITIC PE for the Merger” beginning on page 47 of the definitive proxy statement, and such purposes and reasons remain unchanged except as described in the following sentence. With the increase in the merger consideration under the amended merger agreement, for the Buyer Group and CITIC PE, the purpose of the merger is now to enable the Consortium to acquire control of the Company in a transaction in which the unaffiliated shareholders and unaffiliated ADS holders will receive $2.3857 per Share or $16.70 per ADS (less $0.05 per ADS cancellation fees).

Certain Financial Projections

     The definitive proxy statement describes certain financial projections prepared by the Company’s management on October 3, 2012 and October 15, 2012 and provided to the independent committee’s financial advisor. The discussion below supplements that description up to and including the date of this Supplement.

     The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with the independent committee’s evaluation of the proposed amendment to the original merger agreement, on April 22, 2013 our management provided to the independent committee’s financial advisor certain updated financial projections for the years ending December 31, 2013 through December 31, 2018. These financial projections, which were based on our management’s projection of our future financial performance as of the date provided, were prepared for internal use, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles (“U.S. GAAP”). These financial projections are not a guarantee of performance. They involve significant risks, uncertainties and are subject to all the same assumptions, limitations and qualifications described under “Special Factors – Certain Financial Projections” of the definitive proxy statement, except as otherwise specifically provided below.

     The following table summarizes the updated financial projections prepared by our management as of April 22, 2013. Our management updated its October 15, 2012 financial projections after considering the following positive and negative factors arising after the preparation of the October 15, 2012 financial projections:

  in certain provinces where we sell our products, the provincial governments had not implemented the price cuts announced by the National Development and Reform Commission in September 2012 until the next round of provincial level tendering;
  with the launch of additional high dosage EPO by our competitors, including Shandong Kexing, the pricing pressure and the competitive pressure on our leading high dosage EPIAO is worsening and will continue to cause downward pricing and market share pressure during the projection period;

  the Company is likely to face four to six additional high dosage EPO competitive products in the market, which could significantly affect the Company’s ability in stabilizing its average selling price and maintaining its market share position; and

  management’s belief that we need to further increase research and development expenses in light of more intense competition in our existing product lines.

     As a result of the above revised assumptions, management anticipated slightly less of an immediate negative impact on the price of our major products than was previously projected, and the Company’s projected net revenue from 2013 to 2018 improved slightly, but projected net income and EBITDA for the same periods decreased, as compared to management’s financial projections as of October 15, 2012. The independent committee directed Jefferies to utilize the updated financial projections prepared by the Company as of April 22, 2013 for purposes of its updated financial analyses, and Jefferies prepared its updated financial analyses based on such financial projections for the years ending December 31, 2013 through December 31, 2017.

April 22, 2013 Management Projections
	2013E	2014E	2015E	2016E	2017E	2018E
(Chinese Renminbi, in thousands, except percentage)
Net Revenue	763,326	862,257	943,947	1,018,430	1,089,915	1,151,220
% growth	14%	13%	9%	8%	7%	6%
Gross Profit	664,094	741,541	802,355	855,481	904,630	944,000
% net revenue	87%	86%	85%	84%	83%	82%
EBITDA(1)	139,550	174,040	181,104	175,654	194,986	194,127
% net revenue	18%	20%	19%	17%	18%	17%

Depreciation
and	28,038	29,928	41,268	43,158	65,838	67,728
Amortization
EBIT(2)	111,511	144,112	139,836	132,496	129,147	126,399
% net revenue	15%	17%	15%	13%	12%	11%
Net Income	101,010	127,298	124,720	120,121	119,275	119,804
% net revenue	13%	15%	13%	12%	11%	10%
Net Income attributable to the Company	101,010	127,298	124,720	120,121	119,275	119,804
% net revenue	13%	15%	13%	12%	11%	10%
Capex	118,125	118,125	70,875	70,875	18,900	18,900
% net revenue	15%	14%	8%	7%	2%	2%

Stock Based	22,000	22,000	22,000	22,000	22,000	22,000
Compensation

Adjusted EBITDA(3)	161,550	196,040	203,104	197,654	216,986	216,127
% net revenue	21%	23%	22%	19%	20%	19%
Net Income Per	4.37	5.40	5.20	4.92	4.80	4.74
ADS
Net Income attributable to the Company Per ADS	4.37	5.40	5.20	4.92	4.80	4.74

(1) “EBITDA” refers to earnings before interest, taxes, depreciation and amortization.

(2) “EBIT” refers to earnings before interest and taxes.

(3) “Adjusted EBITDA” equals EBITDA plus Stock Based Compensation.

     EBITDA and EBIT are non-U.S. GAAP measures that are used by management as supplemental financial measures to evaluate the Company’s operational trends. Neither metric should be relied upon as an alternative to net income. Neither EBITDA nor EBIT is defined under U.S. GAAP and, accordingly, they may not be comparable measurements to those used by other companies.

     NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

     BY INCLUDING IN THIS SUPPLEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE U.S. FEDERAL SECURITIES LAW.

     The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page S-8, and “Item 3D. Risk Factors” included in our Annual Report on Form 20-F for the year ended December 31, 2012 filed on April 30, 2013, incorporated by reference into this Supplement.

Opinion of Jefferies, the Independent Committee’s Financial Advisor

     Jefferies is acting as the independent committee’s financial advisor in connection with the merger and, as part of that engagement, the independent committee requested that Jefferies evaluate the fairness, from a financial point of view, of the per Share merger consideration to be received by holders of Shares and the per ADS merger consideration to be received by holders of ADSs (in each case other than Parent, Merger Sub and holders of Consortium Shares, and their respective affiliates). On April 24, 2013, at a meeting of the independent committee held to evaluate the merger agreement amendment, Jefferies delivered to the independent committee a written opinion dated April 24, 2013 to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations and qualifications described in its opinion, the $2.3857 per Share merger consideration to be received by holders of Shares and the $16.70 per ADS merger consideration to be received by holders of ADSs (in each case other than Parent, Merger Sub and holders of Consortium Shares, and their respective affiliates) was fair, from a financial point of view, to such holders.

     The full text of Jefferies’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Jefferies. Jefferies’ opinion is attached as Annex S-B and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of the independent committee (in its capacity as such) in its evaluation of the merger consideration from a financial point of view and did not address any other aspect of the merger. The opinion did not address the relative merits of the transactions contemplated by the amended merger agreement or related documents as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the merger or the terms of the amended merger agreement or any rollover, voting or other documents, agreements or arrangements referred to in the amended merger agreement or entered into in connection with the merger or otherwise. Jefferies’ opinion should not be construed as creating any fiduciary duty on Jefferies’ part to any party and does not constitute a recommendation as to how any security holder should vote or act with respect to the merger or any related matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.

In arriving at its opinion, Jefferies, among other things:

  reviewed the original merger agreement and an execution version, provided to Jefferies on April 24, 2013, of the merger agreement amendment;

  reviewed certain publicly available financial and other information about the Company;

  reviewed certain information furnished to Jefferies by the Company’s management relating to the Company’s business, operations and prospects, including financial forecasts and estimates prepared by the Company’s management and approved for Jefferies’ use by the independent committee;

  held discussions with members of the Company’s senior management and the independent committee concerning the matters described in the two preceding bullets;

  held discussions, at the independent committee’s direction, with third parties to solicit indications of interest in the possible acquisition of the Company;

  reviewed the trading price history and implied multiples for ADSs and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

  compared the financial terms of the merger with the financial terms of certain other transactions that Jefferies deemed relevant; and

  conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

     In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the Company’s management and the independent committee that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities, of the Company and Jefferies was not furnished with, and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections.

     With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. Jefferies was informed, however, and assumed, at the independent committee’s direction, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company’s management as to the future financial performance of the Company. Jefferies expressed no opinion as to any such financial forecasts or the assumptions on which they were made. In addition, Jefferies understood that historical financial statements and financial forecasts for the Company were prepared by the Company’s management in RMB and Jefferies utilized, with the independent committee’s consent, certain publicly available RMB to U.S. dollar exchange rates for purposes of its analyses and opinion. Jefferies expressed no view or opinion as to any currency or exchange rate fluctuations and assumed, with the independent committee’s consent, that any such fluctuations would not in any respect be meaningful to its analyses or opinion. Jefferies also relied, at the independent committee’s direction, upon the assessments of the Company’s management as to (i) governmental and regulatory policies and matters affecting the pharmaceutical industry and the potential impact on the Company and (ii) the validity of, and risks associated with, the existing and future products and intellectual property of the Company (including, without limitation, the timing and probability of successful development, testing and marketing of such products, approval by appropriate governmental authorities and the validity and life of related patents). The Company’s management also advised Jefferies, and Jefferies assumed, at the independent committee’s direction, that each ADS is convertible into, and equivalent for purposes of Jefferies’ analysis and opinion to, seven Shares.

     Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of Jefferies’ opinion. Jefferies has no obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of the opinion. Jefferies made no independent investigation of any legal, accounting or tax matters affecting the Company and assumed the correctness in all respects material to its analysis of all legal, accounting and tax advice given to the Company, the independent committee or the Company’s board of directors, including, without limitation, advice as to the legal, accounting and tax consequences to the Company and its security holders of the terms of, and transactions contemplated by, the amended merger agreement and related documents. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences to any security holder of the Company of the merger. Jefferies assumed that the final form of the merger agreement amendment would be substantially similar to the execution version reviewed by Jefferies. Jefferies also assumed that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the merger.

     The independent committee did not ask Jefferies to, and its opinion did not, address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than holders of ADSs and Shares (excluding Parent, Merger Sub, holders of Consortium Shares, and their respective affiliates) as expressly set forth in its opinion. Jefferies’ opinion did not take into account different attributes of the securities of the Company, including, without limitation, any conversion or other features and related expenses, or individual circumstances of specific holders with respect to control, voting or other rights, restrictions or aspects which may distinguish such securities or holders. Jefferies expressed no opinion as to the price at which ADSs would trade, or Shares may be transferable, at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the merger relative to the merger consideration or otherwise. The issuance of Jefferies’ opinion was authorized by the Fairness Committee of Jefferies. Except as described in this summary, the Company imposed no other instructions or limitations on Jefferies with respect to the investigations made or the procedures followed by Jefferies in rendering its opinion.

     In connection with rendering its opinion to the independent committee, Jefferies performed a variety of financial and comparative analyses which are summarized below. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies and selected transactions analyses summarized below, no company or transaction used as a comparison was identical to the Company or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

     Jefferies believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

     The estimates of the future performance of the Company in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of the Company. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired.

     The merger consideration was determined through negotiation between the independent committee and the Consortium, and the decision to enter into the merger was solely that of the independent committee and the Company’s board of directors. Jefferies’ opinion and financial analyses were only one of many factors considered by the independent committee in its evaluation of the merger and should not be viewed as determinative of the views of the independent committee, the Company’s board of directors or management with respect to the merger or the merger consideration.

     The following is a brief summary of the material financial analyses performed by Jefferies and reviewed on April 24, 2013 with the independent committee in connection with the independent committee's evaluation of the merger agreement amendment. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

     Selected Companies Analysis. Jefferies reviewed selected financial and stock market data of the Company and the following 14 selected publicly traded companies, referred to as the selected companies, seven of which operate in the Chinese pharmaceuticals sector, referred to as the selected Chinese pharmaceuticals companies, and seven of which operate in the U.S.-focused specialty pharmaceuticals sector, referred to as the selected U.S.-focused pharmaceuticals companies:

Selected Chinese Pharmaceuticals Companies	Selected U.S.-Focused Pharmaceuticals Companies
• Lansen Pharmaceutical Holdings Co., Ltd	• Cubist Pharmaceuticals, Inc.
• Lee’s Pharmaceutical Holdings Ltd.	• Hi-Tech Pharmacal Co., Inc.
• SciClone Pharmaceuticals, Inc.	• Jazz Pharmaceuticals Public Limited Company
• Sihuan Pharmaceutical Holdings Group Ltd.	• The Medicines Company
• Simcere Pharmaceutical Group.	• Questcor Pharmaceuticals, Inc.
• Sino Biopharmaceutical Ltd.	• Salix Pharmaceuticals, Ltd.
• Sinovac Biotech Ltd.	• Spectrum Pharmaceuticals, Inc.

     Jefferies reviewed enterprise values of the selected companies, calculated as equity values based on closing stock prices on April 22, 2013 plus total debt, preferred equity and non-controlling interests less cash and cash equivalents, as a multiple of calendar year 2012 and estimated calendar year 2013 earnings before interest, taxes, depreciation and amortization as adjusted to add-back stock-based compensation (treating stock-based compensation as a non-cash expense), referred to as adjusted EBITDA. Jefferies also reviewed equity values of the selected companies, based on closing stock prices on April 22, 2013, as a multiple, to the extent publicly available, of calendar year 2013 estimated earnings per share, referred to as EPS. The overall low to high calendar year 2012 and estimated calendar year 2013 adjusted EBITDA multiples observed for the selected Chinese pharmaceuticals companies were 3.6x to 17.2x (with a median multiple of 12.9x) and 2.9x to 11.4x (with a median multiple of 11.0x), respectively. The overall low to high calendar year 2012 and estimated calendar year 2013 adjusted EBITDA multiples observed for the selected U.S.-focused pharmaceuticals companies were 3.9x to 14.5x (with a median multiple of 9.1x) and 4.3x to 16.5x (with a median multiple of 7.8x), respectively. The overall low to high calendar year 2013 estimated EPS multiples observed for the selected Chinese pharmaceuticals companies were 8.3x to 23.9x (with a median multiple of 17.2x) and for the selected U.S.-focused pharmaceuticals companies were 6.7x to 23.2x (with a median multiple of 14.1x) . Jefferies then applied selected ranges of calendar year 2012 and estimated calendar year 2013 adjusted EBITDA multiples of 12.0x to 14.0x and 10.0x to 11.5x, respectively, and calendar year 2013 estimated EPS multiples of 16.0x to 18.0x derived from the selected companies to corresponding data of the Company. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company were based on internal estimates of the Company’s management. This analysis indicated the following approximate implied per ADS and per Share equity value reference ranges for the Company, as compared to the per ADS and per Share merger consideration:

Implied Per ADS Equity Value Reference Ranges Based On:			Per ADS
2012A Adjusted EBITDA	2013E Adjusted EBITDA	2013E EPS	Merger Consideration
$20.19 - $22.58	$16.81 - $18.46	$11.21 - $12.61	$16.70

Implied Per Share Equity Value Reference Ranges Based On:			Per Share
2012A Adjusted EBITDA	2013E Adjusted EBITDA	2013E EPS	Merger Consideration
$2.88 - $3.23	$2.40 - $2.64	$1.60 - $1.80	$2.3857

     Selected Precedent Transactions Analysis. Jefferies reviewed publicly available financial information for the following nine selected transactions announced between January 1, 2008 and April 22, 2013 involving companies in the Chinese pharmaceuticals sector or the ex-China specialty pharmaceuticals sector, referred to as the selected precedent transactions:

Announcement
Date	Acquiror	Target
05/09/12	• CEO of China Nuokang Bio-Pharmaceutical Inc.	• China Nuokang Bio-Pharmaceutical Inc.
11/09/11	• STADA Arzneimittel AG	• Spirig Pharma AG
08/01/11	• Shionogi & Co., Ltd.	• C&O Pharmaceutical Technology (Holdings) Ltd.
10/29/10	• Hikma Pharmaceuticals PLC	• Baxter International Inc. (U.S. Generic Injectables Division)
10/28/10	• Sanofi-Aventis	• BMP Sunstone Corporation
04/08/10	• Fosun Industrial Co., Limited and CEO of Tongjitang Chinese Medicines Company	• Tongjitang Chinese Medicines Company
08/24/09	• Morgan Stanley Private Equity Asia and Senior Management of Sihuan Pharmaceutical Holdings Group	• Sihuan Pharmaceutical Holdings Group
03/31/08	• Teva Pharmaceutical Industries Ltd.	• Bentley Pharmaceuticals, Inc.
02/05/08	• MBK Partners and Management of Luye Pharma Group	• Luye Pharma Group

     Jefferies reviewed transaction values of the selected transactions, calculated as the purchase prices paid for the target companies’ equity plus total debt, preferred equity and non-controlling interests less cash and cash equivalents, as a multiple of latest 12 months adjusted EBITDA. The overall low to high latest 12 months adjusted EBITDA multiples observed for the selected transactions were 5.2x to 17.4x (with a median multiple of 10.2x) . Jefferies then applied a selected range of latest 12 months adjusted EBITDA multiples of 9.0x to 11.0x derived from the selected transactions to the Company’s calendar year 2012 adjusted EBITDA. Financial data of the selected transactions were based on publicly available information. Financial data of the Company were based on the Company’s public filings and internal estimates of the Company’s management. This analysis indicated the following approximate implied per ADS and per Share equity value reference ranges for the Company, as compared to the per ADS and per Share merger consideration:

Implied Per ADS	Per ADS
Equity Value Reference Range	Merger Consideration
$16.60 - $18.99	$16.70
Implied Per Share	Per Share
Equity Value Reference Range	Merger Consideration
$2.37 - $2.71	$2.3857

     Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis of the Company by calculating the estimated present value of the standalone unlevered, after-tax free cash flows (treating stock-based compensation as a non-cash expense) that the Company was forecasted to generate during the fiscal years ending December 31, 2013 through December 31, 2017 based on internal estimates of the Company’s management. The implied terminal value of the Company was derived by applying to the Company’s terminal year unlevered free cash flows a selected range of perpetuity growth rates of 4.0% to 6.0% . Present values of the Company’s cash flows and terminal value were calculated using a discount rate range of 11.9% to 12.9% . This analysis indicated the following approximate implied per ADS and per Share equity value reference ranges for the Company, as compared to the per ADS and per Share merger consideration:

Implied Per ADS	Per ADS
Equity Value Reference Range	Merger Consideration
$11.44 - $14.27	$16.70

Implied Per Share	Per Share
Equity Value Reference Range	Merger Consideration
$1.63 - $2.04	$2.3857

     Other Information. Jefferies also noted certain additional factors that were not considered part of Jefferies’ financial analysis with respect to its opinion but were referenced for informational purposes, including a review of premiums paid in 23 selected Chinese take-private transactions announced between January 1, 2010 and April 22, 2013 and the nine selected precedent transactions referred to above. The 25th to 75th percentile implied premiums based on the closing stock price of the target company one trading day prior to public announcement of the relevant transaction for the selected Chinese take-private transactions were approximately 21.4% to 45.2% and for the selected precedent transactions were approximately 14.7% to 29.2% . Applying a selected range of premiums of 20% to 45% derived from the Chinese take-private transactions and 15% to 30% derived from the selected precedent transactions to the Company’s closing ADS price (and corresponding implied per Share price) on September 11, 2012 (the last trading day prior to the Company’s announcement that it had received the original “going private” proposal from Dr. Lou and CITIC PE), indicated implied equity value reference ranges for the Company of approximately $13.91 to $16.81 per ADS (and $1.99 to $2.40 per Share) and $13.33 to $15.07 per ADS (and $1.90 to $2.15 per Share), respectively.

Miscellaneous

     Under the terms of Jefferies’ engagement as the independent committee’s financial advisor, the Company agreed to pay Jefferies an aggregate fee of $1 million, of which a portion was paid in connection with Jefferies’ opinion dated February 8, 2013 and $500,000 is payable contingent upon completion of the merger. Jefferies also may receive an additional fee of $250,000 in the independent committee’s discretion upon completion of the merger. In addition, the Company agreed to reimburse Jefferies for its expenses, including fees and expenses of counsel, and to indemnify Jefferies and related parties against certain liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

     Jefferies maintains a market in the securities of the Company and, in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of the Company and other participants in the merger for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may in the future seek to provide financial advisory and financing services to the Company, other participants in the merger or entities that are affiliated with the Company or such other participants, for which Jefferies would expect to receive compensation.

     Jefferies was selected to act as the independent committee’s financial advisor in connection with the merger because Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Effect of the Merger on the Company

The Company’s Net Book Value and Net Earnings

     The table below sets out the indirect interest in the Company’s net book value and net earnings for the Rollover Shareholders before and immediately after the closing of the merger, based on the audited consolidated financial statements for the year ended December 31, 2012 included in the Company's Annual Report on Form 20-F for the year ended December 31, 2012, which are incorporated into this Supplement by reference. Our net book value as of December 31, 2012 was approximately $219.5 million and our net earnings for the year ended December 31, 2012 was approximately $16.4 million.

		Ownership Prior to the Merger				Ownership After the Merger (1)
As of December 31st, 2012		Net Book Value		Earnings		Net Book Value		Earnings
		$'000%		$'000%		$'000%		$'000%
Name	# of shares
Dr. Jing Lou	12,857,383	16,979	7.7	1,271	7.7	93,818	42.7	7,021	42.7
Dan Lou	10,121,101	13,365	6.1	1,000	6.1	73,852	33.6	5,527	33.6
Bin Huang	1,130,645	1,493	0.7	112	0.7	8,250	3.8	617	3.8
Dongmei Su	1,063,871	1,405	0.6	105	0.6	7,763	3.5	581	3.5
Other Rollover Shareholders	4,910,082	6,484	3.0	485	3.0	35,828	16.3	2,681	16.3
Total Rollover Shareholders	30,083,082	39,726	18.1	2,973	18.1	219,510	100.0	16,428	100.0
Total Diluted ADS (mm)	23.75
Total Diluted shares	166,228,788

     (1) This information does not reflect the effect of the debt financing to be provided by CITIC Bank to partially fund the merger, or the effect of any future conversion or exchange of the CITIC PE convertible and exchangeable note financing into equity of Holdco. After the effective time of the merger, CITIC PE will beneficially own 100 ordinary shares of Holdco. For additional information, please see “Special Factors —Financing of the Merger” beginning on page 61 of the definitive proxy statement and “Update to Special Factors —Financing of the Merger” beginning on page S-30.

Financing of the Merger

     The Consortium estimates that the total amount of funds required to consummate the merger and related transactions, including payment of merger consideration to unaffiliated shareholders and unaffiliated ADS holders and fees and expenses in connection with the merger, will be approximately $338.3 million, an increase of $25.3 million from $313 million, being the merger consideration and fees and expenses in connection with the merger under the original merger agreement, in each case, assuming no exercise of appraisal rights by any shareholder of the Company. The Consortium expects to fund this increase in the merger consideration by an additional commitment from CITIC PE in the form of convertible note financing in the amount of $21.4 million, plus additional Company cash in the amount of $3.9 million.

Convertible Note Financing

     On April 24, 2013, CITIC PE and Holdco entered into an amendment to the CITIC PE commitment letter, pursuant to which CITIC PE’s convertible note commitment would be increased from $133 million to $154.4 million to finance a portion of the increase in the merger consideration.

Senior Debt Financing

     On April 24, 2013, CITIC Bank entered into a consent and waiver letter under the debt facility agreement agreeing to the merger agreement amendment.

Company Cash

     The Buyer Group will use cash up to an amount of $83.9 million from the resources of the Company and its subsidiaries to pay for part of the merger consideration and the costs and expenses associated with the consummation of the merger, instead of $80 million under the original merger agreement.

Interests of Certain Persons in the Merger

Treatment of Outstanding Stock Options and Restricted Shares, Including Those Held by Officers and Directors

     If the merger is completed, each Company Option that is then outstanding and unexercised, vested or unvested, will be cancelled and converted into the right to receive, net of any applicable withholding taxes and as soon as reasonably practicable after the effective time of the merger, cash in an amount equal to (A) the total number of Shares issuable upon exercise of such Company Option immediately prior to the effective time of the merger multiplied by (B) the excess, if any, of (x) $2.3857 over (y) the exercise price payable per Share issuable under such Company Option.

     In addition, each Company RS and Company RSU that is then outstanding, vested or unvested, will automatically become fully vested and be released from any restrictions on transfer as of the effective time of the merger. At the effective time of the merger, all of the Company RSs and Company RSUs, except for those that are included in the Consortium Shares, will automatically be cancelled and cease to exist, and the holders thereof will be entitled to receive from the surviving corporation, net of any applicable withholding taxes and as soon as reasonably practicable after the effective time of the merger, cash in an amount equal to the product of (A) the number of the Company RSs, or Shares or ADSs then subject to the Company RSUs, as the case may be, multiplied by (B) $2.3857 or $16.70, as applicable. At the effective time of the merger, the Company RSs and Company RSUs that are included in the Consortium Shares will automatically be cancelled and cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

     The table below sets forth the Company Options, Company RSs and Company RSUs for each of our directors, executive officers and the filing persons other than the Company, as of April 12, 2013, the Share record date:

Reporting Individuals,	Aggregate Number of Company	Percentage of Total Shares,
Directors and Executive Officer	Options, Company RSs and	Company Options, Company RSs
	Company RSUs	and Company RSUs
Dr. Jing Lou	6,691,244	4.02%
Dan Lou (1)	280,000	0.17%
Bin Huang	311,500	0.19%
Dongmei Su	150,850	0.09%
Ke Li (2)	157,850	0.09%
Bo Tan	2,183,048	1.31%
Peiguo Cong	0	0%
Mingde Yu	0	0%
Moujia Qi	0	0%
Tianruo (Robert) Pu	0	0%
CITIC PE	0	0%

(1)	Mr. Dan Lou is Dr. Lou’s father and the founder of the Company.
(2)	Ke Li is the corporate secretary and vice president of the Company.

Related Party Transactions

     The following updated description of related party transactions is derived from the Company’s Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 30, 2013.

     Pursuant to the Article 121 of our articles of association, the audit committee of our board of directors conducts a review of all related party transactions on an ongoing basis and reviews and approves transactions with potential conflicts of interest. Set forth below is the description of certain related party transactions for the period from the beginning of 2012 up to February 28, 2013, the latest practicable date.

     Our subsidiaries, consolidated affiliated entities, and the subsidiaries of the consolidated affiliated entities have engaged, during the ordinary course of business, in a number of customary transactions with each other. All of these inter-company balances have been eliminated in consolidation.

Transactions with Liaoning Sunshine

     To enable us to maintain economic and voting control over Liaoning Sunshine Bio-Pharmaceutical Company Limited (“Liaoning Sunshine”), Shenyang Sunshine Pharmaceutical Company Limited (“Shenyang Sunshine”) has entered into a series of contractual arrangements with Liaoning Sunshine and its 100% shareholder, Mr. Dan Lou, both of which are related parties to us, as Mr. Dan Lou is the father of Dr. Lou. As a result, Liaoning Sunshine has been included in our consolidated financial statements as a variable interest entity. These contractual arrangements include:

     (1) Business cooperation agreement

     Pursuant to a business cooperation agreement among Shenyang Sunshine, Liaoning Sunshine and us, as most recently amended by Amendment No. 1 to Business Cooperation Agreement, dated as of December 31, 2012, Shenyang Sunshine provides technology support services and market development and consulting services to Liaoning Sunshine, and, as consideration, receives 70% of Liaoning Sunshine’s net profit before tax as service fees. Shenyang Sunshine may adjust the percentage of the service fee unilaterally. In addition, Liaoning Sunshine has agreed that, without the prior written consent of a majority of our independent directors, it will not increase or decrease its registered capital, declare dividends or make similar payments, make any investment, incur any indebtedness, mortgage or dispose of its material assets, or consolidate or merge with any other entity. This agreement has an initial term of 10 years, and, thereafter, is renewable at Shenyang Sunshine’s option. Shenyang Sunshine may unilaterally revoke or terminate the agreement with prior notice to but not consent of Liaoning Sunshine and Liaoning Sunshine may not revoke or terminate the agreement.

     (2) Purchase agreement for the acquisition of equity interest in Liaoning Sunshine

     Pursuant to a purchase agreement between Shenyang Sunshine and Mr. Dan Lou, as most recently amended by Amendment to Purchase Agreement for Acquisition of Equity Interest, dated as of December 31, 2012, Mr. Dan Lou has granted Shenyang Sunshine an exclusive right to purchase, to the extent permissible under PRC law, his 100% equity interest in Liaoning Sunshine for a purchase price of RMB13.5 million, immediately after Shenyang Sunshine obtains the requisite PRC government approval for it to acquire Liaoning Sunshine. The full purchase price pursuant to the purchase agreement was prepaid by Shenyang Sunshine to Mr. Lou in December 2006. In addition, under this agreement, Shenyang Sunshine may appoint the president, chief financial officer and other senior management of Liaoning Sunshine, may unilaterally change the service fee charged under the business cooperation agreement as described above, and Shenyang Sunshine shall provide financial support to Liaoning Sunshine, including absorbing its operating losses, which financial support Shenyang Sunshine may not require Liaoning Sunshine to repay. This agreement remains in effect until all of the equity interest in Liaoning Sunshine is acquired by Shenyang Sunshine. Shenyang Sunshine may unilaterally revoke or terminate the agreement with prior notice to but not consent of Mr. Dan Lou and Mr. Dan Lou may not revoke or terminate this agreement. Liaoning Sunshine shall obtain Shenyang Sunshine’s approval for contracts over RMB100,000 except contracts entered into in the ordinary course of business.

     (3) Voting rights agreement

     Pursuant to a voting rights agreement between Shenyang Sunshine and Mr. Dan Lou, as most recently amended by an Amendment to Voting Rights Agreement, dated as of December 31, 2012, Mr. Dan Lou has irrevocably granted to Shenyang Sunshine a power of attorney and constituted Shenyang Sunshine as his legal representative with full authority: (1) to vote on all matters concerning Liaoning Sunshine; and (2) to exercise all shareholder rights, with respect to all the equity interests of Liaoning Sunshine owned by Mr. Dan Lou, with such grant to be in effect for so long as Mr. Dan Lou is a shareholder of Liaoning Sunshine. Shenyang Sunshine may unilaterally revoke or terminate this agreement with prior notice to but not consent of Mr. Dan Lou and Mr. Dan Lou may not revoke or terminate this agreement.

     (4) Equity pledge agreement

     Pursuant to the equity pledge agreement between Shenyang Sunshine and Mr. Dan Lou, as most recently amended by an Amendment to Equity Pledge Agreement, dated as of December 31, 2012, Mr. Dan Lou has pledged all of his equity interests in Liaoning Sunshine to Shenyang Sunshine to secure his obligations under the purchase agreement and the voting rights agreement as described above. Shenyang Sunshine is entitled to collect all dividends and other distributions if and when declared and paid by Liaoning Sunshine, during the term of this agreement. The equity pledge agreement remains in effect until Mr. Dan Lou fulfills all of his obligations under the purchase agreement and the voting rights agreement as described above. Shenyang Sunshine may unilaterally revoke or terminate this agreement with prior notice to but not consent of Mr. Dan Lou and Mr. Dan Lou may not revoke or terminate this agreement.

     Sales from Shenyang Sunshine to Liaoning Sunshine were RMB0.4 million, RMB0.4 million and RMB0.5 million ($0.08 million) for the years ended December 31, 2010, 2011 and 2012, respectively. Furthermore, Shenyang Sunshine lent Liaoning Sunshine RMB30,000,000 in 2009 to support its operations at an interest rate of 5.4%, with the full amount of the loan remaining outstanding as of February 28, 2013.

Transactions with Liaoning Sunshine Science and Technology Development Co. Limited

     Liaoning Sunshine Science and Technology Development Co. Limited (“LSSTD”) is a related party to us, as it is a wholly owned subsidiary of Liaoning Sunshine and Dr. Lou is the chief executive officer and a director of LSSTD.

     LSSTD is the principal vehicle in our collaboration with DaVita Inc. (“DaVita”) to provide kidney care services in two Chinese provinces, and Shenyang Sunshine may supply DaVita with anemia management drugs throughout China under a supply agreement, all as set forth in a master agreement (please see Exhibit 4.10 attached to our Annual Report on Form 20-F for the year ended December 31, 2012, incorporated by reference into this Supplement), to which both we and LSSTD are parties. Pursuant to the master agreement, in June 2012, LSSTD and DaVita entered into an Equity Joint Venture Contract to set up Davita-3SBio Healthcare Management (Liaoning) Co., Ltd., with LSSTD holding 30% of its equity, and DaVita holding the remaining 70% of its equity.

     In connection with our dialysis service business and the construction of the dialysis consumables facilities in Benxi city, Liaoning province, China, Shenyang Sunshine lent a total of approximately RMB80 million to LSSTD (respectively, RMB20 million in April 2011, RMB20 million in February 2012, and RMB40 million in October 2012; with all at the then effective six-month loan rate as promulgated by the People’s Bank of China). As of February 28, 2013, none of these loans have been repaid.

Transactions with Davita-3SBio Healthcare Management (Liaoning) Co., Ltd.

     Davita-3SBio Healthcare Management (Liaoning) Co., Ltd. (“JV ManageCo”) is a related party to us, as LSSTD holds 30% equity of JV ManageCo. To support the working capital of JV ManageCo, pursuant to a loan agreement entered into in August 2012, JV ManageCo borrowed RMB1.23million from Shenyang Sunshine, which remained outstanding as of February 28, 2013. The loan bears an interest rate of 5.6% per annum.

Transactions with APGC and Ascentage SH

     Ascentage Pharma Group Corporation, Ltd. (“APGC”) and Ascentage Shanghai Pharmaceutical Co., Ltd (“Ascentage SH”) are related parties to us, as we have acquired and own a 40% equity interest in each of them pursuant to certain agreements with them. Pursuant to the same agreements, we paid RMB17 million to fund the apoptosis related research and development program in 2010. Before entering into these agreements, APGC and Ascentage SH were not related to us.

Management and Compensatory Contracts

     Please see Item 6.C.6 “Employment and Management Agreements” included in our Annual Report on Form 20-F for the year ended December 31, 2012, incorporated by reference into this Supplement, for a description of the employment and management agreements we enter into with our directors and officers.

Equity Grants to Directors and Officers

     Please see Item 6E --- “Equity Grants to Directors and Senior Officers” included in our Annual Report on Form 20-F for the year ended December 31, 2012, incorporated by reference into this Supplement, for a description of share-based compensation awards we have granted to our directors and senior officers.

Dissenters’ Rights

     Please see “Dissenters’ Rights” beginning on page S-42.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the Company’s ADSs

     The following table provides the high and low sales prices for our ADSs on NASDAQ under the symbol “SSRX,” for each quarter during the past two years and the first two quarters of 2013:

	Sales Price Per ADS
	(in $ )
	High	Low
Quarterly

First Quarter of 2011	17.29	14.78

Second Quarter of 2011	19.99	15.14

Third Quarter of 2011	18.69	11.93

Fourth Quarter of 2011	13.24	9.6

First Quarter of 2012	15.03	9.47

Second Quarter of 2012	14.56	11.89

Third Quarter of 2012	13.63	10.95

Fourth Quarter of 2012	14.02	12.91

First Quarter of 2013	15.24	12.94

Second Quarter of 2013 (through May 1, 2013)	16.55	15.08

On September 11, 2012, the last trading day immediately prior to the Company’s announcement on September 12, 2012 that it had received the original “going private” proposal, the reported closing price of our ADSs on NASDAQ was $11.59 per ADS. The merger consideration of $2.3857 per Share, or $16.70 per ADS, represents an approximately 8.4% premium to the original merger consideration ($2.20 per Share, or $15.40 per ADS) under the original merger agreement, 9.9% premium to the closing price of the ADSs on April 19, 2013, the last trading day prior to the Company’s announcement on April 22, 2013 that it had received the Revised Proposal, and 44.1% premium to the closing price of the ADSs on September 11, 2012. On May 1, 2013, the most recent practicable date before the printing of this Supplement, the high and low reported sales prices of our ADSs were $16.54 and $16.46, respectively. You are urged to obtain a current market price quotation for your ADSs in connection with voting the Shares underlying your ADSs.

UPDATE TO THE EXTRAORDINARY GENERAL MEETING

     We are furnishing this Supplement to you, as a holder of our Shares and ADSs, as part of the solicitation of proxies by the Company’s board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

     On April 25, 2013, the originally scheduled extraordinary general meeting of the shareholders of the Company was held for the sole purpose of adjourning it in order to provide the shareholders and ADS holders with additional time to consider the proposed merger to be effectuated by the amended merger agreement, including the increase in the merger consideration, and to review this Supplement. The extraordinary general meeting will be reconvened on May 24, 2013, at 10:00 a.m. (Beijing time), at the Company’s offices located at 15/A-D, Huaxin International Tower, No. 219, Qingnian Ave., Shenhe District, Shenyang 110016, People’s Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

     At the meeting, you will be asked to consider and vote upon:

     • as special resolutions:

     THAT the agreement and plan of merger dated February 8, 2013, among Decade Sunshine Limited (“Parent”), Decade Sunshine Merger Sub (“Merger Sub”) and the Company (the “original merger agreement”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of April 24, 2013, among Parent, Merger Sub and the Company (the “merger agreement amendment”, and the original merger agreement as so amended, the “amended merger agreement”), and the transactions contemplated by the amended merger agreement, including the merger, be and are hereby authorized and approved;

     THAT the directors of the Company be, and are hereby, authorized to do all things necessary to give effect to the amended merger agreement; and, if necessary

     • as an ordinary resolution:

     THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone such meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient votes at the time of the extraordinary general meeting to pass the special resolutions to be proposed at such meeting.

Our Board’s Recommendation

     Our board of directors, acting upon the unanimous recommendation of the independent committee:

  determined that the merger, on the terms and subject to the conditions set forth in the amended merger agreement, is fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated shareholders and unaffiliated ADS holders, and declared it advisable to enter into the amended merger agreement;

  approved the amended merger agreement and the transactions contemplated thereby, including the merger; and

  recommends that the Company’s shareholders vote FOR the approval of the amended merger agreement and the transactions contemplated thereby, including the merger.

Record Date; Shares and ADSs Entitled to Vote

     You are entitled to vote at the extraordinary general meeting if you owned Shares at the close of business in the Cayman Islands on April 12, 2013, the Share record date. On the Share record date, 165,064,975 Shares were issued and outstanding and held by 92 holders of record. If you owned Shares at the close of business in the Cayman Islands on the Share record date, the deadline for you to lodge your proxy card and vote is May 22, 2013 at 10:00 a.m. (Beijing time). If you owned ADSs at the close of business in New York City on March 25, 2013, the ADS record date, you cannot attend or vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 2:00 p.m., New York City time on May 21, 2013 in order to ensure your Shares are properly voted at the extraordinary meeting. Alternatively, if you owned ADSs on the ADS record date, you may vote at the extraordinary general meeting if you have canceled your ADSs before the close of business in New York City on April 5, 2013 and become a registered holder of Shares by the close of business in the Cayman Islands on April 12, 2013, the Share record date. In addition, you must certify to the Company at the extraordinary general meeting that you have not given, and will not give, directly or indirectly, voting instructions as to the ADSs (or, alternatively, that you will not vote the Shares).

Vote Required

     We cannot complete the merger unless the amended merger agreement is approved by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. The Rollover Shareholders have agreed to vote (or cause to be voted) all Shares and Company RSs that they owned, representing an aggregate of approximately 18.78% of the total outstanding Shares and Shares represented by Company RSs as of the Share record date in favor of the approval of the amended merger agreement and the approval of the transactions contemplated, including the merger.

Procedures for Voting

Shares

     Registered holders of our Shares may vote their Shares by attending the extraordinary general meeting and voting their Shares in person, or by completing the accompanying proxy card in accordance with the instructions set forth on the proxy card. The deadline to lodge your proxy card is May 22, 2013 at 10:00 a.m. (Beijing time).

     Shareholders who hold their Shares in “street name,” meaning in the name of a bank, broker or other person who is the registered holder, must either direct the registered holder of their Shares how to vote their Shares or obtain a proxy from the registered holder to vote their Shares at the extraordinary general meeting.

ADSs

     If you owned ADSs as of the close of business in New York City on March 25, 2013, the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS Voting Instruction Card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 2:00 p.m. (New York City time) on May 21, 2013. The Company has instructed the ADS depositary to inform registered ADS holders that the ADS holders can download this Supplement and the accompanying notice of reconvened extraordinary general meeting and any other applicable materials on our website (www.3Sbio.com). Please note that the ADS depositary does not review any of the materials on our website and is not liable therefor. Neither the ADS depositary nor any of its affiliates controls, is responsible for, endorses, adopts, or guarantees the accuracy or completeness of any information contained or referenced on our website and none of them is liable or responsible for any information contained or referenced thereon. Upon timely receipt of a signed and completed ADS Voting Instruction Card, the ADS depositary will endeavor insofar as practicable and permitted under the provisions of the depositary agreement or the governance documents governing Shares to vote or cause to be voted the Shares represented by the ADSs evidenced by such holder’s ADRs in accordance with such instructions. The ADS depositary will not itself exercise any voting discretion in respect of any Shares. If you fail to complete and return your ADS Voting Instruction Card to the ADS depositary in accordance with the instructions set forth thereon, or fail to timely deliver specific voting instructions to the ADS depositary, the Shares underlying your ADSs will not be voted by the ADS depositary, nor will they be counted as present for the purpose of determining whether a quorum is present.

     Alternatively, you may vote at the extraordinary general meeting if you have canceled your ADSs and become a registered holder of Shares prior to the close of business in the Cayman Islands on April 12, 2013. In addition, the Company requires that you certify in writing to the Company at the extraordinary general meeting that you either (i) held the ADSs as of the ADS record date and have not given, and will not give, directly or indirectly, voting instructions to the ADS depositary in respect of the ADSs being cancelled, or have given, or may give, directly or indirectly, voting instructions to the ADS depositary in respect of the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting and to obtain, upon any transfer of the corresponding Shares prior to the Share record date, an undertaking from the transferee of the corresponding Shares not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the ADS record date and undertake not to vote the corresponding Shares at the extraordinary general meeting and to obtain, upon any transfer of the corresponding Shares prior to the Share record date, an undertaking from the transferee of the corresponding Shares not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank N.A. –Hong Kong Branch (DCC), the custodian holding the Shares represented by ADSs, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention. In the event that the merger is not approved at the extraordinary general meeting, ADS holders who have cancelled their ADSs in order to take certain actions, including voting at the extraordinary general meeting, may have the ADSs re-issued to them, pursuant to the normal issuance procedure under our ADR program and the related deposit agreement. The depositary’s ADS issuance fee is $5.00 for each 100 ADSs (or portion thereof) issued.

Voting of Proxies and Failure to Vote

     All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the registered holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to approve the amended merger agreement and the transactions contemplated thereby, including the merger, FOR the proposal to authorize the directors of the Company to do all things necessary to give effect to the amended merger agreement, and FOR the proposal to approve that the chairman of the extraordinary general meeting be instructed to adjourn or postpone such meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at such meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines.

     Brokers or other nominees who hold our Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. Broker non-votes will not be counted towards a quorum or for any purpose in determining whether the proposal is approved.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

  First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before such meeting commences. Any written notice revoking a proxy should also be sent to 3SBio Inc., No. 3 A1, Road 10, Shenyang Economy & Technology Development Zone, Shenyang 110027, People’s Republic of China.

  Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting.

  Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

     If a shareholder holds Shares in “street name” with their bank, broker or other nominee and has instructed the bank, broker, or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the bank, broker or other nominee to change those instructions.

     Holders of our ADSs that are registered with the ADS depositary may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 2:00 p.m., New York City time on May 21, 2013. An ADS holder that is registered with the ADS depositary can do this in one of two ways:

  first, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS depositary; and

  second, a holder of ADSs can complete, date and submit a new ADS Voting Instruction Card to the ADS depositary bearing a later date than the ADS Voting Instruction Card sought to be revoked.

     If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

     If you have submitted a proxy card in connection with the original merger agreement, which proxy has not been revoked, your vote will be counted in the manner specified by you in the previous proxy card and you do not need to vote again unless you want to change your vote. Completing and returning the new proxy card as instructed thereon will automatically revoke any earlier dated proxy card that you submitted in connection with the original merger agreement. If you have previously voted against the proposed merger, we encourage you to reconsider your vote and to vote “FOR” the proposals and to submit a new proxy card.

     If you owned our ADSs as of the ADS record date, it is important that you complete the current ADS Voting Instruction Card and return it to the ADS depositary in accordance with the instructions set forth thereon as promptly as possible. If you have completed and returned to the ADS depositary an ADS Voting Instruction Card in connection with the original merger agreement, which card has not been revoked, the ADS depositary will vote at the extraordinary general meeting according to those instructions and you do not need to vote again unless you want to change your vote. Completing the new ADS Voting Instruction Card and returning it to the ADS depositary as instructed thereon will automatically revoke any earlier dated ADS Voting Instruction Card that you sent to the ADS depositary.

Rights of Shareholders Who Object to the Merger

     Shareholders who elect to dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger takes effect, but only if they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger including a statement that such shareholder proposes to demand payment for his Shares if the merger is approved, and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex C to the definitive proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the amended merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

     ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS FOR AND ON BEHALF OF THE ADS HOLDER WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST HAVE SURRENDERRED THEIR ADSs TO THE ADS DEPOSITARY, PAID THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDED INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON APRIL 5, 2013, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON APRIL 12, 2013. IN ADDITION, ADS HOLDERS MUST CERTIFY TO THE COMPANY AT THE EXTRAORDINARY GENERAL MEETING THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, DIRECTLY OR INDIRECTLY, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES). THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

Whom to Call for Assistance

     If you need assistance, including help in changing or revoking your proxy, please contact MacKenzie Partners, Inc., which is acting as a proxy solicitation agent and information agent in connection with the merger as follows:

     105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Other Business

     We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this Supplement.

SUMMARY OF THE MERGER AGREEMENT AMENDMENT

     The following describes the material provisions of the merger agreement amendment dated April 24, 2013, but is not intended to be an exhaustive discussion of such amendment. We encourage you to read the merger agreement amendment, as well as the original merger agreement, carefully in its entirety. The rights and obligations of the parties are governed by the express terms of the amended merger agreement, and not by this summary or any other information contained in this Supplement. The following summary is qualified in its entirety by reference to the merger agreement amendment, which is attached to this Supplement as Annex S-A and incorporated by reference into this Supplement.

Merger Consideration

     The merger agreement amendment provided for an increase in the amount of merger consideration payable to our shareholders and ADS holders if the merger is completed to $2.3857 in cash per Share, or $16.70 in cash per ADS (less $0.05 per ADS cancellation fees), from $2.20 in cash per Share, or $15.40 in cash per ADS (less $0.05 per ADS cancellation fees), in each case without interest and net of any applicable withholding taxes.

Company Cash Financing Covenant and Related Condition Precedent

     The merger agreement amendment provided that (i) the amount of available Company cash to be used to finance the merger shall be increased from $80 million under the original merger agreement to $83.9 million, and (ii) the aggregate amount of the available Company cash and any Company cash backup financing arranged by Parent required at the closing of the merger, as a condition to Parent’s obligation to close, shall be increased from at least $79.0 million under the original merger agreement to at least $82.9 million.

DISSENTERS’ RIGHTS

     References to the amount of the original merger consideration of $2.20 per Share contained in the section entitled “Dissenters’ Rights” in the definitive proxy statement are hereby updated to refer to the increased merger consideration of $2.3857 per Share as provided in the amended merger agreement.

UPDATE TO FINANCIAL INFORMATION

Selected Historical Financial Information

     The following sets forth a summary of historical consolidated financial information of the Company for each of the three years ended December 31, 2010, 2011 and 2012. The historical financial information for the year ended December 31, 2010 has been derived from our audited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company’s Annual Report on Form 20-F/A for the year ended December 31, 2011, at pages F-1 through F-49, which are incorporated into this Supplement by reference. The historical financial information for the years ended December 31, 2011 and 2012 has been derived from our audited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2012, at pages F-1 through F-49, which are incorporated into this Supplement by reference. The information set forth below is not necessarily indicative of future results and should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F/A for the year ended December 31, 2011 and Annual Report on Form 20-F for the year ended December 31, 2012. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Reports.

	For the year ended December 31,
	2010	2011	2012	2012
	RMB	RMB	RMB	$

(in thousands, except for Shares and per Share data)
Consolidated Statement of Operations Data:
Net revenue	418,628	541,614	669,948	107,534
Cost of revenue	(41,650)	(58,073)	(70,504)	(11,317)
Gross profit	376,978	483,541	599,444	96,217
Research and development costs	(39,409)	(41,805)	(71,228)	(11,433)
Sales, marketing and distribution expenses	(194,877)	(254,767)	(318,223)	(51,078)
General and administrative expenses	(55,850)	(66,908)	(82,070)	(13,173)
Grant income	1,256	1,585	898	144
Income from operations	88,098	121,646	128,821	20,677
Interest income	12,950	18,499	25,708	4,126
Impairment loss on available-for-sale	-	(1,334)	(20,427)	(3,279)
securities
Share of gain/(loss) in non-consolidated affiliates	704	(1,590)	(655)	(105)
Other income/(loss), net	1,306	(851)	(994)	(160)
Total other income, net	14,960	14,724	3,632	582
Income before income tax expense	103,058	136,370	132,453	21,259
Income tax expense	(21,772)	(28,210)	(29,878)	(4,796)

Net income	81,286	108,160	102,575	16,463
Less: net loss attributable to non- controlling interest, net of tax	-	(413)	221	35
Net income attributable to 3SBio Inc.	81,286	108,573	102,354	16,428
Net income attributable to 3SBio Inc. per share:
- Basic	0.54	0.71	0.66	0.11
- Diluted	0.53	0.69	0.64	0.10
Weighted average shares:
- Basic	151,241,036	153,310,128	154,726,537	154,726,537
- Diluted	154,131,768	157,148,685	158,971,682	158,971,682

	December 31,
	2010	2011	2012	2012
	RMB	RMB	RMB	$

Consolidated Balance Sheets
ASSETS
Current assets
Cash and cash equivalents	153,250	245,813	450,557	72,319
Restricted cash	1,662	665	668	107
Time deposits with financial	378,405	499,201	411,294	66,017
institutions
Accounts receivable, less allowance for doubtful accounts:
December 31, 2011: RMB2,542; December 31, 2012:	78,500			18,549
RMB2,208($354)		113,949	115,563
Notes receivable	55,646	47,243	59,017	9,473
Inventories	21,718	27,604	35,430	5,687
Prepaid expenses and other receivables	39,390	26,672	35,643	5,721
Available-for-sale securities	50,667	22,830	10,576	1,698
Prepayment to related parties Amount due from related parties	12,000	6,000	1,263	203
Deferred tax assets	2,198	2,750	3,276	526
Total current assets	793,436	992,727	1,123,287	180,300
Time deposits with financial institutions	120,000	20,000	30,000	4,815
Available-for-sale securities	12,697	10,848	11,232	1,803
Investment in non-consolidated affiliates	3,835	2,245	8,294	1,331
Property, plant and equipment, net	199,456	198,053	224,245	35,994
Prepaid land use rights	8,188	17,448	16,898	2,712

Prepayment and non-current deposits	1,555	16,801	7,469	1,199
Intangible assets, net	44,299	49,615	45,914	7,370
Long-term receivables	2,558	3,111	2,355	378
Deferred tax assets	373	262	335	54
Total assets	1,186,397	1,311,110	1,470,029	235,956
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	5,030	6,218	3,765	604
Deferred income	1,374	374	1981	318
Accrued expenses and other payables	39,552	48,389	69,331	11,128
Income tax payable	1,986	8,894	3,725	598
Total current liabilities	47,942	63,875	78,802	12,648
Deferred income	2,402	2,029	12,604	2,023
Total liabilities	50,344	65,904	91,406	14,671
Commitments and contingencies
Shareholders’ equity
Share capital – ordinary shares $0.0001 par value, 500,000,000 shares authorized, 154,473,159 and 155,635,016 issued and outstanding as of December 31, 2011 and 2012respectively	123	124	125	20
Additional paid-in capital	946,717	973,218	997,088	160,044
Accumulated other comprehensive loss	(89,531)	(126,290)	(119,319)	(19,152)
Retained earnings	278,744	387,317	489,671	78,598
Total shareholders’ equity attributable to 3SBio Inc.	1,136,053	1,234,369	1,367,565	219,510
Non-controlling interest	-	10,837	11,058	1,775
Total shareholders’ equity	1,136,053	1,245,206	1,378,623	221,285
Total liabilities and shareholders’ equity	1,186,397	1,311,110	1,470,029	235,956

Ratio of Earnings to Fixed Charges

The Company does not have fixed charges during the two most recent fiscal years.

     For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses from continuing operations before adjustment for equity in losses of affiliated companies adding fixed charges and subtracting preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expensed, capitalized debt issuance costs, an estimate of the interest within rental expense and preference security dividend requirements of consolidated subsidiaries.

Net Book Value per Share of Our Shares

     The net book value per Share as of December 31, 2012 was $1.43 or $1.39, based on the basic and diluted weighted average number of outstanding Shares during 2012, respectively.

UPDATE TO TRANSACTIONS IN THE SHARES AND ADSS

Transaction in the Prior 60 Days

     On April 11, 2013, Dr. Lou exercised Company Options to purchase 233,450 Shares. On the same day, Mr. Bo Tan exercised Company Options to purchase 107,548 Shares.

UPDATE TO SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

     The following table sets forth information with respect to the beneficial ownership of our Shares, as of April 12, 2013, by:

  each of our directors and executive officers;

  our directors and executive officers as a group; and

  each person known to us to beneficially own more than 5.0% of the total outstanding Shares.

	Number of	Percentage of Total
	Ordinary Shares	Ordinary Shares
Directors and Executive Officers:	Beneficially Owned	Outstanding(1)(2)

Dr. Jing Lou	12,332,383(3)	7.5%
Tianruo (Robert) Pu	*	*
Mingde Yu	*	*
Moujia Qi	*	*
Bo Tan	2,068,248 (4)	1.3%
Bin Huang	1,650,745 (5)	1.0%
Dr. Dongmei Su	1,302,221 (6)	0.8%
Ke Li	811,219 (7)	0.5%
Peiguo Cong	*	*

All directors and executive officers as a	30,374,412	18.4%
group

Principal Shareholders:

FMR LLC	17,614,919 (8)	10.7%
Lan’s Holdings Limited	8,232,219 (9)	5.0%
Samuel D. Isaly	14,695,100 (10)	8.9%
Dan Lou	10,121,101 (11)	6.1%

CITIC PE does not beneficially own any Shares in the Company.

Notes:

*The person beneficially owns less than 0.1% of our total outstanding ordinary shares.

(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Exchange Act, and includes voting or investment power with respect to the ordinary shares.

(2) There were 165,064,975 ordinary shares issued and outstanding as of April 12, 2013. In calculating the percentage of beneficial ownership for each listed person, (i) the options awarded by the Company (“Company Options”) and exercisable by such person, and (ii) the RSUs awarded to such person that are vested, or will vest, in each case of (i) to (ii) within 60 days of April 12, 2013, are treated as exercised, vested, or settled in ordinary shares, as the case may be.

(3) Includes 12,332,383 ordinary shares, including ordinary shares as represented by the American Depository Shares, held indirectly by Jing Lou through an entity wholly owned by him, Achieve Well International Limited, as of April 12, 2013.

(4) Includes (i) 2,068,248 ordinary shares, including ordinary shares represented by the American Depository Shares, held indirectly by Bo Tan through an entity wholly owned by him, Triple Talent Enterprises Ltd, as of April 12, 2013.

(5) Includes (i) 1,566,745 ordinary shares, including ordinary shares represented by the American Depository Shares, held indirectly by Bin Huang through a wholly owned entity, Known Virtue International Limited, as of April 12, 2013 and (ii) 84,000 ordinary shares subject to certain vested options excisable by Bin Huang within 60 days of April 12, 2013.

(6) Includes (i) 1,265,121 ordinary shares, including ordinary shares represented by the American Depository Shares, held indirectly by Dongmei Su through an entity wholly owned by her, Joint Palace Group Limited, as of April 12, 2013 and (ii) 37,100 ordinary shares subject to certain options excisable by Dongmei Su within 60 days of April 12, 2013.

(7) Includes (i) 753,119 ordinary shares, including ordinary shares represented by the American Depository Shares, held indirectly by Ke Li through a wholly owned entity, Yorkwin Finance Limited, as of April 12, 2013 and (ii) 58,100 ordinary shares subject to certain vested options excisable by Ke Li within 60 days of April 12, 2013.

(8) FMR LLC is a Delaware limited liability company. Its business address is at 82 Devonshire Street, Boston, Massachusetts 02109, U.S.A. All the information relating to this shareholder is based on a report on Schedule 13G filed with the SEC on February 14, 2013. The calculation assumes there is no change in the number of shares this shareholder holds between December 31, 2012, which, to our knowledge, is the latest date for which such information is publicly reported by the shareholder, and April 12, 2013.

(9) Lan’s Holdings Limited is a British Virgin Islands international business company owned by Mr. Xiaobing Liu (49%) and Ms. Ying Luan (51%), each of whom has both voting and investment power over the ordinary shares reported for this shareholder. Its business address is at Room 22B, No.969 Beijing Road West, Jianan District, Shanghai, PRC. All the information relating to this shareholder is based on a report on Schedule 13G filed with the SEC on February 12, 2010. The calculation assumes there is no change in the number of shares this shareholder holds between December 31, 2009, which, to our knowledge, is the latest date for which such information is publicly reported by the shareholder, and April 12, 2013.

(10) Samuel D. Isaly, a U.S. citizen, is the control person with respect to OrbiMed Advisors LLC and OrbiMed Capital LLC, both investment advisors, which together hold a total of 14,618,100 ordinary shares on behalf of certain persons. His business address is at 601 Lexington Avenue, 54th Floor, New York, New York 10022, U.S.A. All the information relating to this shareholder is based on a report on Schedule 13D filed with the SEC on April 5, 2013, as subsequently amended.

(11) Includes 10,121,101 ordinary shares, including ordinary shares represented by the American Depository Shares, held indirectly by Dan Lou through an entity wholly owned by him, Hero Grand Management Limited, as of April 12, 2013. Mr. Dan Lou is our former chairman of the board of directors of the Company and has been serving as an advisor to the Company since 2012. His business address is at our corporate address.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

     You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors” section of our website at http://www.3sbio.com/en. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Supplement, and therefore is not incorporated by reference.

     Because the merger is a “going private” transaction, the Company and the Consortium have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

     Statements contained in this Supplement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this Supplement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Supplement. This Supplement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this Supplement. The Company’s annual report on Form 20-F for the year ended December 31, 2011 filed with the SEC on April 30, 2012 and subsequently amended on May 2, 2012, and the Company’s annual report on Form 20-F for the year ended December 31, 2012 filed with the SEC on April 30, 2013, are incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since September 12, 2012, including, without limitation, the reports on Form 6-K furnished to the SEC on September 12, 2012, September 17, 2012, October 2, 2012, October 16, 2012, November 16, 2012, February 8, 2013, March 22, 2013, March 25, 2013, April 23, 2013, April 24, 2013, April 25, 2013, and May 2, 2013, are incorporated herein by reference.

     We undertake to provide you without charge to each person to whom a copy of this Supplement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this Supplement, other than the exhibits to these documents, unless the exhibits are incorporated by reference into the information that this Supplement incorporates.

     Requests for copies of our filings should be directed to Investor Relations, 3SBio Inc. at +86-24-2581-1820 or write to the address at: 3SBio Inc., No. 3 A1, Road 10, Shenyang Economy & Technology Development Zone, Shenyang 110027, People’s Republic of China.

     THIS SUPPLEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS SUPPLEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS SUPPLEMENT.

     THIS SUPPLEMENT IS DATED MAY 2, 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS SUPPLEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX S-A: Amendment No. 1 to the Agreement and Plan Of Merger

     This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of April 24, 2013, is by and among Decade Sunshine Limited, a Cayman Islands exempt company with limited liability (“Parent”), Decade Sunshine Merger Sub, a Cayman Islands exempt company with limited liability and a wholly owned subsidiary of Parent (“Merger Sub”), and 3SBio Inc., a Cayman Islands exempt company with limited liability (the “Company”).

     WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated as of February 8, 2013 (the “Merger Agreement”), upon the terms and subject to the conditions of which, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger;

     WHEREAS, Section 8.6 of the Merger Agreement provides that the Parties may modify or amend the Merger Agreement at any time prior to the effective time of the Merger, with the approval of the boards of directors of the Parties and, in the case of the Company, with the approval of the Company Board and the Independent Committee in writing;

     WHEREAS, each of the Company Board, acting upon the unanimous recommendation of the Independent Committee, and the Independent Committee has (i) determined that it is fair to and in the best interest of the Company and its unaffiliated shareholders, and declared it advisable, to enter into this Amendment and (ii) approved the execution, delivery and performance by the Company of this Amendment;

     WHEREAS, the sole director of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Amendment and (ii) declared it advisable for Parent and Merger Sub to enter into this Amendment, and Parent, as the sole shareholder of Merger Sub, has approved this Amendment, in each case, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, the Parties agree to amend the Merger Agreement as follows:

1. Definitions

     Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Merger Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Merger Agreement shall, from and after the execution of this Amendment, refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement, as amended hereby, shall in all instances continue to refer to February 8, 2013, references to “the date hereof” and “the date of this Agreement” shall continue to refer to February 8, 2013.

2. Amendments to Merger Agreement

2.1 Amendment to Section 2.1(b)

      Sub-section (b) of Section 2.1 (“Merger Consideration”) is hereby amended and restated as follows:

Each Share, including Shares represented by American Depositary Shares, each representing seven Shares (the "ADSs"), issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(c) (Cancellation of Shares) and any Dissenting Shares, collectively, the "Excluded Shares"), shall be cancelled in exchange for the right to receive an amount in cash equal to US$2.3857 per Share, without interest (the "Per Share Merger Consideration"). As each ADS represents seven Shares, each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) shall be cancelled in exchange for the right to receive an amount in cash equal to US$16.70 per ADS, without interest (the "Per ADS Merger Consideration" and collectively with the Per Share Merger Consideration, the "Merger Consideration"), pursuant to the terms and conditions set forth in the deposit agreement dated February 5, 2007, by and between the Company and JPMorgan Chase Bank, N.A. (the "Depositary"), as amended by Agreement No.1 to Letter Agreement dated February 4, 2008 (the "Deposit Agreement"). As of the Effective Time, all of the Shares, including Shares represented by ADSs, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and the register of members of the Company will be amended accordingly. Each Share, including each Share represented by ADSs (other than the Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration without interest and any Dissenting Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 2.3(f) (Dissenting Shares).

S-A-1

2.2 Amendment to Section 4.9(b)(ii)

     Sub-sections (b)(i) and (ii) of Section 4.9 (“Financing”) are hereby amended and restated as follows:

(i) an executed facility agreement, dated as of February 8, 2013, together with an executed consent and waiver under Facilities Agreement dated February 8, 2013, dated as of April 24, 2013 (collectively, the "Debt Financing Document"), between, among others, Parent, as borrower, China CITIC Bank International Limited, as one of the lenders, lead arranger, facility agent and security agent, and each lender from time to time party thereto (together with China CITIC Bank International Limited, the "Lenders"), regarding the amounts set forth therein for purposes of financing the Merger and the other transactions contemplated by this Agreement and related fees and expenses (the "Debt Financing"), and (ii) an executed equity commitment letter from CPEChina Fund L.P., dated as of February 8, 2013 (as amended by the amendment to the equity commitment letter dated April 24, 2013, the "Equity Financing Document", and together with the Debt Financing Document, the "Financing Documents"), pursuant to which CPEChina Fund L.P. has agreed, subject to the terms and conditions thereof, to provide the convertible and exchangeable debt financing amounts set forth therein (the "Equity Financing", and together with the Debt Financing, the "Financing"),

2.3 Amendment to Section 6.14(c)(i)

      Sub-section (c)(i) of Section 6.14 (“Financing”) is hereby amended and restated as follows:

The Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done (in each case, subject to applicable Law), all things necessary to ensure that, at the Closing, the aggregate amount of Available Company Cash shall equal or exceed the Required Available Cash Amount (the “Available Company Cash Financing”). The Parties shall use their reasonable best efforts to cooperate with each other with respect to the Available Company Cash Financing and shall keep each other reasonably informed on a reasonably current basis of the status of the Available Company Cash Financing. For purposes of this Agreement, “Available Company Cash” means cash of the Company in US dollars in a US dollar denominated bank account of the Company opened at a bank outside the PRC, net of issued but uncleared checks and drafts, available free of any Liens at the Closing for use by Parent and Merger Sub as a source of funds to pay the aggregate Merger Consideration and the fees and expenses payable by them in connection with the Merger and the other transactions contemplated by this Agreement, and "Required Available Cash Amount" means US$83.9 million.

2.4 Amendment to Section 7.2(f)

      Sub-section (f) of Section 7.2 is hereby amended and restated as follows:

The aggregate amount of (i) the Available Company Cash contemplated by Section 6.14(c)(i) and (ii) the Company Cash Backup Financing arranged by Parent contemplated by Section 6.14(c)(ii) shall be at least US$82.9 million as of the Closing Date.

S-A-2

3. Miscellaneous

3.1 No Further Amendment

     The Parties agree that all other provisions of the Merger Agreement shall, subject to the amendments in Section 2 of this Amendment, continue unamended, in full force and effect and constitute legal and binding obligations of the Parties. This Amendment forms an integral and inseparable part of the Merger Agreement.

3.2 Representations and Warranties of the Company

     The Company represents and warrants that (i) it has the corporate power and authority to execute and deliver this Amendment; (ii) the execution, delivery and performance by the Company of this Amendment have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings other than those previously taken or conducted on the part of the Company are necessary to approve and authorize this Amendment; and (iii) each of the Company Board, acting upon the unanimous recommendation of the Independent Committee, and the Independent Committee has determined that it is fair to and in the best interest of the Company and its unaffiliated shareholders, and declared it advisable, to enter into this Amendment and approved the execution, delivery and performance by the Company of this Amendment.

3.3 Representations and Warranties of Parent and Merger Sub

     Parent and Merger Sub represent and warrant that (i) each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Amendment; (ii) the execution, delivery and performance by Parent and Merger Sub of this Amendment have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub; and (iii) no other corporate proceedings (including no shareholder action) other than those previously taken or conducted on the part of Parent and Merger Sub, as applicable, are necessary to approve and authorize this Amendment.

3.4 Other Miscellaneous Terms

     The provisions of Article IX (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

[SIGNATURE PAGE FOLLOWS]

S-A-3

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized representatives of the Parties (as applicable) as of the date first written above.

DECADE SUNSHINE LIMITED

By:	/s/ Dr. Jing Lou
Name: Dr. Jing Lou
Title: Director

DECADE SUNSHINE MERGER SUB

By:	/s/ Dr. Jing Lou
Name: Dr. Jing Lou
Title: Director

3SBIO INC.

By:	/s/ Tianruo (Robert) Pu
Name: Tianruo (Robert) Pu
Title: Director and Chairman of the
Independent Committee

S-A-4

ANNEX S-B: Opinion, dated April 24, 2013, of Jefferies International Limited to the Independent Committee

[LETTERHEAD OF JEFFERIES INTERNATIONAL LIMITED]

April 24, 2013

The Independent Committee of the Board of Directors
3SBio Inc.
No. 3 Al, Road 10
Economy & Technology Development Zone
Shenyang 110027
People’s Republic of China

The Independent Committee:

     We understand that 3SBio Inc. (“3SBio”), Decade Sunshine Limited (“Parent”), the acquisition vehicle of Dr. Jing Lou, chairman and chief executive officer of 3SBio, and CPEChina Fund, L.P., a private equity fund associated with CITIC Private Equity Funds Management Co. Ltd., and Decade Sunshine Merger Sub, a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into Amendment No. 1 to Agreement and Plan of Merger (the “Amendment”), amending the Agreement and Plan of Merger, dated as of February 8, 2013 (the “Original Agreement” and, together with the Amendment, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into 3SBio (the “Merger”) and (i) each outstanding ordinary share, par value US$0.0001 per share, of 3SBio (“3SBio Shares”), except for 3SBio Shares beneficially owned by Parent, Merger Sub and holders of Consortium Shares (as defined below) and 3SBio Shares beneficially owned by 3SBio or any subsidiary of 3SBio (which 3SBio Shares will be cancelled) or as to which appraisal rights have been validly exercised and not withdrawn or lost (collectively, “Excluded Shares”), will be converted into the right to receive US$2.3857 in cash (the “Per Share Consideration”) and (ii) each American Depositary Share, representing seven 3SBio Shares (“3SBio ADSs”), other than 3SBio ADSs representing Excluded Shares, will be converted into the right to receive US$16.70 in cash (the “Per ADS Consideration” and, together with the Per Share Consideration, the “Consideration”). As more fully described in the Merger Agreement, certain 3SBio securityholders, including Dr. Jing Lou, have entered into a rollover agreement and voting agreement pursuant to which, among other things, such holders have agreed to the cancellation of a portion of their 3SBio Shares, subscribe for shares of the holding company of Parent and vote in favor of the Merger (all 3SBio Shares held by such securityholders, collectively, the “Consortium Shares”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     The Independent Committee of the Board of Directors of 3SBio (the “Independent Committee”) has asked for our opinion as to whether the Per ADS Consideration to be received by holders of 3SBio ADSs and the Per Share Consideration to be received by holders of 3SBio Shares (in each case other than Parent, Merger Sub, holders of Consortium Shares, and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

     In arriving at our opinion, we have, among other things:

(i)	reviewed the Original Agreement and an execution version, provided to us on April 24, 2013, of the Amendment;

(ii)	reviewed certain publicly available financial and other information about 3SBio;

(iii)

reviewed certain information furnished to us by the management of 3SBio relating to the business, operations and prospects of 3SBio, including financial forecasts and estimates prepared by the management of 3SBio and approved for our use by the Independent Committee;

(iv)	held discussions with members of senior management of 3SBio and the Independent Committee concerning the matters described in clauses (ii) and (iii) above;

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The Independent Committee of the Board of Directors
3SBio Inc.
April 24, 2013

(v)	held discussions, at the direction of the Independent Committee, with third parties to solicit indications of interest in the possible acquisition of 3SBio;

(vi)	reviewed the trading price history and implied multiples for 3SBio ADSs and compared them with those of certain publicly traded companies that we deemed relevant;

(vii)	compared the financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

(viii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

     In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by 3SBio or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of 3SBio and the Independent Committee that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise), nor did we conduct a physical inspection of any of the properties or facilities, of 3SBio and we have not been furnished with, and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections.

     With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. We have been informed, however, and we have assumed, at the direction of the Independent Committee, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of 3SBio as to the future financial performance of 3SBio. We express no opinion as to any such financial forecasts or the assumptions on which they are made. In addition, we understand that historical financial statements and financial forecasts for 3SBio have been prepared by the management of 3SBio in Renminbi (“RMB”), the legal currency of China, and we have utilized, with the consent of the Independent Committee, certain publicly available RMB to United States dollar exchange rates for purposes of our analyses and opinion. We express no view or opinion as to any currency or exchange rate fluctuations and have assumed, with the consent of the Independent Committee, that any such fluctuations will not in any respect be meaningful to our analyses or opinion. We also have relied, at the direction of the Independent Committee, upon the assessments of the management of 3SBio as to (i) governmental and regulatory policies and matters affecting the pharmaceutical industry and the potential impact thereof on 3SBio and (ii) the validity of, and risks associated with, the existing and future products and intellectual property of 3SBio (including, without limitation, the timing and probability of successful development, testing and marketing of such products, approval thereof by appropriate governmental authorities and the validity and life of patents relating thereto). The management of 3SBio also has advised us, and we have assumed, at the direction of the Independent Committee, that each 3SBio ADS is convertible into, and equivalent for purposes of our analysis and opinion to, seven 3SBio Shares.

     Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

     We have made no independent investigation of any legal, accounting or tax matters affecting 3SBio, and we have assumed the correctness in all respects material to our analysis of all legal, accounting and tax advice given to 3SBio, the Independent Committee or the Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences to 3SBio and its securityholders of the terms of, and transactions contemplated by, the Merger Agreement and related documents. In addition, in preparing this opinion, we have not taken into account any tax consequences to any securityholder of 3SBio of the Merger. We have assumed that the final form of the Amendment will be substantially similar to the execution version reviewed by us. We also have assumed that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on 3SBio or the Merger.

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The Independent Committee of the Board of Directors
3SBio Inc.
April 24, 2013

     It is understood that our opinion is for the use and benefit of the Independent Committee (in its capacity as such) in its evaluation of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement or related documents as compared to any alternative transaction or opportunity that might be available to 3SBio, nor does it address the underlying business decision by 3SBio to engage in the Merger or the terms of the Merger Agreement or any rollover, voting or other documents, agreements or arrangements referred to therein or entered into in connection with the Merger or otherwise. Our opinion does not constitute a recommendation as to how any securityholder should vote or act with respect to the Merger or any matter related thereto. In addition, the Independent Committee has not asked us to, and this opinion does not, address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of 3SBio, other than holders of 3SBio ADSs and 3SBio Shares (excluding Parent, Merger Sub, holders of Consortium Shares, and their respective affiliates) as expressly set forth herein. Our opinion does not take into account different attributes of the securities of 3SBio, including, without limitation, any conversion or other features and related expenses, or individual circumstances of specific holders with respect to control, voting or other rights, restrictions or aspects which may distinguish such securities or holders. We express no opinion as to the price at which 3SBio ADSs will trade, or 3SBio Shares may be transferable, at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of 3SBio’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration or otherwise. The issuance of our opinion has been authorized by the Fairness Committee of Jefferies International Limited.

     We have been engaged by the Independent Committee to act as its financial advisor in connection with the Merger and will receive a fee for our services, a portion of which was paid in connection with our opinion dated February 8, 2013 and a portion of which is payable contingent upon consummation of the Merger. We will be reimbursed for expenses incurred in connection with our engagement. 3SBio also has agreed to indemnify us against certain liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We maintain a market in the securities of 3SBio and, in the ordinary course of business, we and our affiliates may trade or hold securities of 3SBio and other participants in the Merger for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may in the future seek to provide financial advisory and financing services to 3SBio, other participants in the Merger or entities that are affiliated with 3SBio or such other participants, for which we would expect to receive compensation.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per ADS Consideration to be received by holders of 3SBio ADSs and the Per Share Consideration to be received by holders of 3SBio Shares (in each case other than Parent, Merger Sub, holders of Consortium Shares, and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Jefferies International Limited

JEFFERIES INTERNATIONAL LIMITED

S-B-3

ANNEX S-C: FORM OF PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF 3SBIO INC.
FOR THE RECONVENED EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 24, 2013

     The undersigned shareholder of 3SBIO INC., a Cayman Islands company (the “Company”), hereby acknowledges receipt of the definitive proxy statement dated March 25, 2013, the notice of reconvened extraordinary general meeting of shareholders dated May 2, 2013, and the supplement to the definitive proxy statement dated May 2, 2013, and hereby appoints the chairman of the extraordinary general meeting or        *, proxy/proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the extraordinary general meeting of shareholders of the Company to be held on May 24, 2013 at 10:00 a.m., Beijing time, at the Company’s offices located at 15/A-D, Huaxin International Tower, No. 219, Qingnian Ave., Shenhe District, Shenyang 110016, People’s Republic of China, and at any adjournment or adjournments thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by the undersigned below, or if not specified, in the discretion of any proxy and (ii) in the discretion of any proxy upon such other business as may properly come before the meeting, all as set forth in the notice of reconvened extraordinary general meeting of shareholders and in the supplement to the definitive proxy statement furnished herewith.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the following proposals:

     PROPOSAL NO. 1: AS A SPECIAL RESOLUTION THAT the agreement and plan of merger dated February 8, 2013, among Decade Sunshine Limited (“Parent”), Decade Sunshine Merger Sub (“Merger Sub”) and the Company (the “original merger agreement”), as amended by Amendment No.1 to the Agreement and Plan of Merger, dated as of April 24, 2013, among Parent, Merger Sub and the Company (the “merger agreement amendment”, and the original merger agreement as so amended, the “amended merger agreement”), and the transactions contemplated by the amended merger agreement, including the merger, be and are hereby authorized and approved.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

     PROPOSAL NO. 2: AS A SPECIAL RESOLUTION THAT the directors of the Company be, and are hereby, authorized to do all things necessary to give effect to the amended merger agreement.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

     PROPOSAL NO. 3: AS AN ORDINARY RESOLUTION THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone such meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient votes at the time of the extraordinary general meeting to pass the special resolutions to be proposed at such meeting.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

Note:

*If no name is inserted, a shareholder shall be deemed to have nominated the chairman of the extraordinary general meeting as proxy. If any proxy other than the chairman of the extraordinary general meeting is preferred, please strike out the words “the chairman of the extraordinary general meeting or” and insert the name of your proxy desired in the space provided. You are entitled to appoint one or more proxies (who must be an individual) to attend and vote in your stead. Your proxy need not be a member of the Company but must attend the extraordinary general meeting in person to represent you.

S-C-1

DATED: , 2013
SHAREHOLDER NAME:

Signature

Signature

     This proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears on their share certificate or register of members of the Company, and returned promptly, but in any event before 10:00 a.m. Beijing Time on May 22, 2013, in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Please date, sign and mail this
proxy card back as soon as possible!

S-C-2

ANNEX S-D: FORM OF ADS VOTING INSTRUCTION CARD

3SBIO INC.

TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY RECEIPTS (“ADRs”)
REPRESENTING ORDINARY SHARES OF
3SBIO INC.

FOLD AND DETACH HERE

S-D-1

PROPOSAL NO. 1: AS A SPECIAL RESOLUTION THAT the agreement and plan of merger dated February 8, 2013, among Decade Sunshine Limited (“Parent”), Decade Sunshine Merger Sub (“Merger Sub”) and the Company (the “original merger agreement”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of April 24, 2013, among Parent, Merger Sub and the Company (the “merger agreement amendment”, and the original merger agreement as so amended, the “amended merger agreement”), and the transactions contemplated by the amended merger agreement, including the merger, be and are hereby authorized and approved.

PROPOSAL NO. 2: AS A SPECIAL RESOLUTION THAT the directors of the Company be, and are hereby, authorized to do all things necessary to give effect to the amended merger agreement.

PROPOSAL NO. 3: THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone such meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient votes at the time of the extraordinary general meeting to pass the special resolutions to be proposed at such meeting.

It is important that you complete the new ADS Voting Instruction Card and return it to the ADS depositary in accordance with the instructions set forth thereon as promptly as possible. If you have completed and returned to the ADS depositary an ADS Voting Instruction Card in connection with the original merger agreement, which card has not been revoked, the ADS depositary will vote at the extraordinary general meeting according to those instructions and you do not need to vote again unless you want to change your vote. Completing the new ADS Voting Instruction Card and returning it to the ADS depositary as instructed thereon will automatically revoke any earlier dated ADS Voting Instruction Card that you sent to the ADS depositary.

3SBio Inc.
JPMorgan Chase Bank, N.A., Depositary
P.O. Box 64506, St. Paul, MN 55164-0506	Voting Instruction Card

JPMorgan Chase Bank, N.A. (the “Depositary”) has received notice that the Extraordinary General Meeting of Shareholders (the “Meeting”) of 3SBio Inc. (the “Company”) will be held at 10:00 a.m. (Beijing time), on Friday, May 24, 2013 at its office, 15/A-D, Huaxin International Tower, No. 219, Qingnian Ave., Shenhe District, Shenyang 110016, People’s Republic of China, for the purposes set forth on this card.

If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the Ordinary Shares represented by your ADRs FOR, AGAINST or to ABSTAIN from voting on the Resolutions to be proposed at the Meeting, kindly execute and forward to the Depositary, the attached Voting Instruction Card. The enclosed postage-paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such a manner as to show clearly how you wish to vote in regard to each of the Company’s Proposals. Alternatively, you may include instructions to give a discretionary proxy to a person designated by the Company. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 2:00 p.m. (Eastern Standard Time), May 21, 2013. Only the registered holders of record as of the close of business on March 25, 2013 will be entitled to execute the attached Voting Instruction Card.

The signatory, a registered holder of ADRs representing Ordinary Shares of the Company, of record on March 25, 2013, hereby requests and authorizes the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote at the Meeting the underlying Ordinary Shares of the Company represented by ADRs, in accordance with the instructions given below.

To view the Notice, the Proxy Statement and its Supplement, and any other applicable materials related to the Meeting, please visit the “Investors” section, and under it, “EGM” heading on www.3sbio.com.

NOTE: In order to have the aforesaid shares voted, this Voting Instruction Card MUST be returned before 2:00 p.m. (Eastern Standard Time), on May 21, 2013.

JPMorgan Chase Bank, N.A., Depositary

PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please see reverse side for Voting Instructions.

S-D-2